Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DASSAULT SYSTÈMES SE,

DASSAULT SYSTÈMES AMERICAS CORP.,

3DS ACQUISITION 6 CORP.

and

MEDIDATA SOLUTIONS, INC.

Dated as of June 11, 2019

TABLE OF CONTENTS
Page
Article I

THE MERGER

1.1    The Merger                                         2
1.2The Effective Time                                     2
1.3Effect of the Merger                                 3
1.4Certificate of Incorporation and Bylaws of the Surviving Corporation          3
1.5Directors and Officers of the Surviving Corporation                     3
1.6Effect on Capital Stock and Equity Awards                         3

Article II

The Closing

2.1    The Closing                                         10
2.2Conditions to the Closing                                 10
2.3Actions to be Taken at the Closing                             13
2.4Exchange of Certificates                                 14
2.5Transfer Books; No Further Ownership Rights in Company Common Stock     17
2.6Lost, Stolen or Destroyed Certificates                         17
2.7Necessary Further Actions                                 17

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1Organization; Good Standing                                18
3.2Corporate Power; Enforceability                            18
3.3Requisite Stockholder Approval                            19
3.4Non-Contravention                                    19
3.5Required Governmental Approvals                            20
3.6Company Capitalization                                20
3.7Subsidiaries                                        21
3.8Company SEC Reports                                22
3.9Company Financial Statements                            23
3.10No Undisclosed Liabilities                                25
3.11Absence of Certain Changes                                25
3.12Material Contracts                                    25
3.13Real Property                                        28
3.14Personal Property and Assets                                28

i

3.15Intellectual Property                                    29
3.16Privacy & Cybersecurity                                32
3.17Tax Matters                                        34
3.18Employee Plans                                    35
3.19Labor Matters                                        37
3.20Permits                                        39
3.21Compliance with Laws                                39
3.22Environmental Matters                                40
3.23Litigation                                        41
3.24Insurance                                        41
3.25Related Party Transactions                                41
3.26Brokers                                        42
3.27Opinion of Financial Advisor                                42
3.28State Anti-Takeover Statutes                                42
3.29Exclusivity of Representations                            42

Article IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

4.1Organization; Good Standing                                43
4.2Corporate Power; Enforceability                            43
4.3Non-Contravention                                    44
4.4Required Governmental Approvals                            44
4.5Litigation                                        44
4.6Ownership of Company Capital Stock                        44
4.7No Stockholder and Management Arrangements                    45
4.8Brokers                                        45
4.9Operations of Merger Sub                                45
4.10Adjusted Awards; Freely Tradeable Shares                        45
4.11CFIUS                                            45
4.12Sufficiency of Funds; Debt Financing                        45
4.13Exclusivity of Representations                            46
4.14Non-Reliance                                        46

Article V

COVENANTS OF THE COMPANY

5.1Interim Conduct of Business                                47
5.2No Solicitation                                    51

Article VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1Company Stockholder Approval                            53
6.2Efforts to Close                                    60
6.3Regulatory Approvals                                    61
6.4Financing                                        65
6.5Public Statements and Disclosure                            69
6.6Anti-Takeover Laws                                    70
6.7Access                                            70
6.8Section 16(b) Exemption                                71
6.9Directors’ and Officers’ Exculpation, Indemnification and Insurance        71
6.10Treatment of Certain Existing Indebtedness                        74
6.11Employee Matters                                    74
6.12Obligations of Merger Sub                                76
6.13Notification of Certain Matters                            76
6.14Certain Litigation                                    77
6.15Parent Vote                                        77
6.16Delisting                                        77
Article VII

TERMINATION, AMENDMENT AND WAIVER

7.1Termination                                        77
7.2Notice of Termination; Effect of Termination                        80
7.3Fees and Expenses                                    80
7.4Amendment                                        82
7.5Extension; Waiver                                    82

Article VIII

GENERAL PROVISIONS

8.1Certain Definitions                                    82
8.2Certain Interpretations                                82
8.3Survival of Representations, Warranties and Covenants                85
8.4Notices                                        85
8.5Assignment                                        87
8.6Confidentiality                                    87
8.7Entire Agreement                                    87
8.8No Third Party Beneficiaries                                87
8.9Severability                                        87
8.10Remedies.                                        88
8.11Governing Law                                    89

8.12Consent to Jurisdiction                                89
8.13WAIVER OF JURY TRIAL                                90
8.14Disclosure Letter Matters                                90
8.15Counterparts                                        91
8.16Guaranty                                        91
8.17Debt Financing                                    93

INDEX OF ANNEXES AND SCHEDULES
ANNEXES

Annex A	-	Certain Defined Terms
Annex B	-	Surviving Corporation Certificate of Incorporation

v

INDEX OF DEFINED TERMS
Term        Section Reference

$8.2(o)

Acceptable Confidentiality Agreement	Annex A

Acquisition Proposal	Annex A

Acquisition Transaction	Annex A

Adjusted Awards	1.6(i)(ii)

Adjusted Employee PSU	1.6(e)(i)

Adjusted Employee RSA	1.6(f)(i)

Adjusted Employee RSU	1.6(g)(i)

Affiliate	Annex A

Agreement	Preamble

Alternate Debt Financing	6.4(b)

Alternative Acquisition Agreement	Annex A

Amended Intervening Event Notice	6.1(c)(iii)(A)

Antitrust Law	Annex A

Applicable Date	Annex A

Book-Entry Shares	2.4(c)(ii)

Burdensome Condition	Annex A

Business Day	Annex A

Cancelled Company Shares	1.6(a)(ii)

Capitalization Date	3.6(a)

Certificate of Merger	1.2

Certificates	2.4(c)(i)

CFIUS	Annex A

CFIUS Clearance	Annex A

CFIUS Turndown	6.3(b)

Change	Annex A

Changes	Annex A

Closing	2.1(a)

Closing Date	2.1(a)

Code	Annex A

Collective Bargaining Agreement	3.19(a)

Combined Company	Annex A

Company	Preamble

Company 401(k) Plan	6.11(a)

Company Balance Sheet	Annex A

Company Balance Sheet Date	Annex A

Company Board	Annex A

Company Board Recommendation	6.1(c)(i)

Company Board Recommendation Change	6.1(c)(i)

Company Capital Stock	Annex A

Company Common Stock	Annex A

Company Disclosure Letter	III

Company Equity Awards	Annex A

Company ESPP	Annex A

Company Intellectual Property Rights	Annex A

Company IT Systems	Annex A

Company Material Adverse Effect	Annex A

Company Options	Annex A

Company Owned Software	Annex A

Company Preferred Stock	Annex A

Company Products	Annex A

Company PSU	Annex A

Company Registered IP	Annex A

Company RSA	Annex A

Company RSU	Annex A

Company SEC Reports	3.8

Company Securities	3.6(c)

Company Stock Plan	Annex A

Company Stockholder Meeting	6.1(b)(i)

Company Stockholders	Annex A

Company Termination Fee	7.3(b)(i)

Competing Acquisition Transaction	7.3(b)(i)

Confidentiality Agreement	8.6

Consent	3.5

Continuation Period	6.11(c)

Continuing Employee	Annex A

Contract	Annex A

Copyright	Annex A

Credit Agreement	6.10

Credit Agreement Payoff Amount	6.10

D&O Insurance	6.9(c)

Debt Financing	6.4(b), 4.12(b)

Debt Financing Sources	4.12(b)

Delaware Law	Annex A

DGCL	Recitals

Dissenting Company Shares	1.6(c)(i)

DOJ	Annex A

DOL	Annex A

dollars	8.2(o)

DPA	Annex A

Effective Time	1.2

Employee	Annex A

Employee Plan	3.18(a)

Employee PSU	1.6(e)(i)

Employee RSA	1.6(f)(i)

Employee RSU	1.6(g)(i)

Employment Agreements	Recitals

Enforceability Limitations	3.2(b)

Environmental Law	Annex A

Environmental Permits	Annex A

Equity Award Conversion Ratio	Annex A

ERISA	Annex A

ERISA Affiliate	Annex A

Exchange Act	Annex A

Exchange Fund	2.4(b)

Export and Sanctions Regulations	Annex A

Facilities Agreement	4.12(b)

FCPA	Annex A

Filed Company Contract	3.12(a)(i)

Final Purchase Period	1.6(h)

FTC	Annex A

GAAP	Annex A

GDPR	Annex A

Government Contract	Annex A

Government Task Order	Annex A

Governmental Authority	Annex A

Guarantor	Preamble

Guarantor Guaranty	8.16(a)

Guarantor Material Adverse Effect	Annex A

Guarantor Ordinary Shares	Annex A

Guarantor Trading Price	Annex A

Hazardous Materials	Annex A

HSR Act	Annex A

Indemnified Persons	6.9(a)

Insurance Policies	3.24

Intellectual Property Rights	Annex A

International Employee Plan	3.18(f)

Intervening Event	Annex A

Intervening Event Notice	6.1(c)(iii)(A)

IRS	Annex A

Knowledge	Annex A

Law	Annex A

Leased Real Property	3.13(b)

Leases	3.13(b)

Legal Proceeding	Annex A

Legal Restraints	2.2(a)(iii)

Licensed Intellectual Property Rights	Annex A

Lien	Annex A

Material Contract	3.12(a)

Materially Detrimental Provision	Annex A

Merger	Recitals

Merger Consideration	Recitals

Merger Sub	Preamble

NASDAQ	Annex A

New Debt Facilities Agreement	6.4(b)

Non-Employee PSU	1.6(e)(ii)

Non-Employee PSU Consideration	1.6(e)(ii)

Non-Employee RSA	1.6(f)(ii)

Non-Employee RSA Consideration	1.6(f)(ii)

Non-Employee RSU	1.6(g)(ii)

Non-Employee RSU Consideration	1.6(g)(ii)

OFAC	Annex A

Open Source Software	Annex A

Option Consideration	1.6(d)

Order	Annex A

Organizational Documents	Annex A

Other Anti-Bribery Laws	Annex A

Other Required Company Filing	6.1(a)(ii)

Other Required Parent Filing	6.1(a)(iii)

Owned Intellectual Property Rights	Annex A

Parent	Preamble

Parent 401(k) Plan	6.11(a)

Parent Benefit Plan	6.11(d)

Parent Disclosure Letter	IV

Parent Material Adverse Effect	Annex A

Parties	Preamble

Party	Preamble

Patents	Annex A

Payment Agent	2.4(a)

Permits	3.20

Permitted Liens	Annex A

Person	Annex A

Personal Information	Annex A

Privacy Laws	Annex A

Privacy Obligations	Annex A

Proposal Amendment Notice	7.1(f), 6.1(c)(ii)(A)

Proxy Statement	6.1(a)(i)

Registered Intellectual Property Rights	Annex A

Regulatory Actions	Annex A

Release	Annex A

Relevant Antitrust Jurisdictions	Annex A

Representatives	5.2(a)

Requisite Stockholder Approval	3.3

Sarbanes-Oxley Act	Annex A

SEC	Annex A

SEC Clearance Date	6.1(a)(vii)

Securities Act	Annex A

Selected Courts	8.12

Software	Annex A

Source Code Materials	Annex A

Subsidiary	Annex A

Subsidiary Securities	3.7(c)

Superior Proposal	Annex A

Superior Proposal Notice	6.1(c)(ii)(A)

Surviving Corporation.	1.1

Tax	Annex A

Tax Return	Annex A

Termination Date	7.1(b)

Third-Party Data	3.15(k)

Trade Secrets	Annex A

Trademarks	Annex A

Transactions	Recitals

U.S. dollars	8.2(o)

United States	8.2(n)

US Continuing Employees	6.11(d)

Voting Agreements	Recitals

Willful Breach	Annex A

x

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 11, 2019 by and among Dassault Systèmes SE, a societas Europea (European company) organized under the laws of France (“Guarantor”), Dassault Systèmes Americas Corp., a Delaware corporation (“Parent”), 3DS Acquisition 6 Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Medidata Solutions, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Guarantor, Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”
W I T N E S S E T H:
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, it is proposed that the Parties wish to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Parent (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each share of Company Common Stock that is then outstanding (other than Cancelled Company Shares and Dissenting Company Shares) will thereupon be cancelled and converted into the right to receive $92.25 in cash, without interest (the “Merger Consideration”), all upon the terms and subject to the conditions set forth herein;
WHEREAS, the Company Board has unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are advisable, (ii) determined that the terms of this Agreement and the Transactions, including the Merger and Merger Consideration, are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to the Company Stockholders for their adoption at the Company Stockholders Meeting and (v) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of Law;
WHEREAS, the respective boards of directors of each of Parent and Merger Sub have (i) declared it advisable to enter into this Agreement, and (ii) duly authorized and approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein;
WHEREAS, the sole stockholder of Merger Sub will promptly approve and adopt this Agreement by written consent following its execution;
WHEREAS, concurrently with the execution and delivery of this Agreement, certain executives of the Company have entered into employment agreements (the “Employment Agreements”) with Parent or one of its Affiliates, which letter agreements shall become effective at the Closing and shall be null and void if this Agreement is terminated;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain executives of the Company are entering into voting agreements (the “Voting Agreements”) with Parent, pursuant to which, among other things, such Persons have agreed to vote the shares of Company Common Stock beneficially owned by each of them in favor of adoption of this Agreement; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions to prescribe certain terms and conditions with respect to the consummation of the Transactions.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:
Article I

THE MERGER
1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
1.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.9(a), the certificate of incorporation of the Company shall be amended and restated to read in its entirety in the form attached hereto as Annex B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.
(b)    Bylaws. At the Effective Time, subject to the provisions of Section 6.9(a),the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
1.5    Directors and Officers of the Surviving Corporation.
(a)    Directors. Subject to applicable Law, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
(b)    Officers. Except as otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal.

1.6    Effect on Capital Stock and Equity Awards.
(a)    Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, or the holders of any securities of the Company or Merger Sub, the following shall occur:
(i)    Company Common Stock. Subject to Section 1.6(f), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any Cancelled Company Shares and any Dissenting Company Shares) shall be automatically converted into the right to receive the Merger Consideration, payable without interest thereon in cash, net of applicable withholding of Taxes, upon the surrender of the Certificates or Book-Entry Shares, as applicable, in the manner provided in Section 2.4 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.6).
(ii)    Excluded Company Common Stock. Each share of Company Common Stock owned by Parent or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be automatically cancelled and cease to exist without any conversion thereof or consideration paid therefor.
(iii)    Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(b)    Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
(c)    Statutory Rights of Appraisal.
(i)    Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock (other than Cancelled Company Shares) that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders of record who shall neither have voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and not validly withdrawn such demand (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 1.6(a), but shall be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Company Shares held by Company Stockholders who shall have failed to timely perfect or who shall have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without interest thereon, upon surrender of the Certificate or Certificates or Book-Entry Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.4.
(ii)    The Company shall give Parent (A) prompt written notice of any demands for appraisal (or written threats thereof) received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or compromise or offer to settle or compromise any such demands for payment, in respect of Dissenting Company Shares.
(d)    Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time (whether or not vested) shall automatically be cancelled in exchange for the right to receive a cash payment, without interest, equal to the product of (i) the total number of shares of Company Common Stock then covered by such Company Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share under such Company Option (the “Option Consideration”). If the exercise price per share under a Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled immediately prior to the Effective Time for no consideration. The Surviving

Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company Option the Option Consideration (if any), less any required withholding Taxes, within two (2) Business Days following the Effective Time.
(e)    Company PSUs.
(i)    At the Effective Time, each Company PSU that is held by an Employee and that is outstanding immediately prior to the Effective Time and except as set forth on Section 1.6(e)(i) of the Company Disclosure Letter (each, an “Employee PSU”) shall be assumed and converted into a restricted stock unit (each, an “Adjusted Employee PSU”) with the same terms and conditions (including with respect to the remaining term and vesting schedule) as were applicable to such Employee PSU immediately prior to the Effective Time (except that the performance-based vesting conditions applicable to such Employee PSU immediately prior to the Effective Time shall not apply from and after the Effective Time), and relating to a number of Guarantor Ordinary Shares equal to the product of (i) the number of shares of Company Common Stock subject to such Employee PSU immediately prior to the Effective Time based on the attainment of the applicable performance metrics (x) for those Employee PSUs that vest based on performance metrics related to total stockholder return, at the actual level of performance through the Effective Time, as determined in good faith and consistent with past practice by the Company Board or a committee thereof, (y) for those Employee PSUs that vest based on performance metrics related to data science, at the greater of the actual level of performance through the Effective Time (if calculable), as determined in good faith and consistent with past practice by the Company Board or a committee thereof, or the target level of performance, and (z) for each other Employee PSU, at the target level of performance, multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded to the nearest whole number of shares.
(ii)    At the Effective Time, each Company PSU that is not an Employee PSU and that is outstanding immediately prior to the Effective Time (each, a “Non-Employee PSU”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Non-Employee PSU immediately prior to the Effective Time based on the attainment of the applicable performance metrics (x) for those Non-Employee PSUs that vest based on performance metrics related to total stockholder return, at the actual level of performance through the Effective Time, as determined in good faith and consistent with past practice by the Company Board or a committee thereof, (y) for those Non-Employee PSUs that vest based on performance metrics related to data science, at the greater of the actual level of performance through the Effective Time (if calculable), as determined in good faith and consistent with past practice by the Company Board or a committee thereof, or the target level of performance, and (z) for each other Non-Employee PSU, at the target level of performance, multiplied by (ii) the Merger Consideration (the “Non-Employee PSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Non-Employee PSU the Non-Employee PSU Consideration, less any required withholding Taxes, within two (2) Business Days following the Effective Time; provided, that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.
(f)    Company RSAs.
(i)    At the Effective Time, each Company RSA that is held by an Employee and that is outstanding immediately prior to the Effective Time and except as set forth on Section 1.6(f)(i) of the Company Disclosure Letter (each, an “Employee RSA”) shall be assumed by Guarantor and converted into a restricted stock unit (each, an “Adjusted Employee RSA”) relating to a number of Guarantor Ordinary Shares equal to the product of (i) the total number of shares of Company Common Stock subject to such Employee RSA immediately prior to the Effective Time, multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividends with respect to any Employee RSA will be assumed and become an obligation with respect to the applicable Adjusted Employee RSA. The Adjusted Employee RSAs shall include the right to accrue dividend equivalents, and the other terms and conditions of such Adjusted Employee RSAs shall be substantially the same as the terms and conditions (including with respect to the remaining term and vesting schedule) applicable to the Employee RSAs immediately prior to the Effective Time except to the extent necessary to reflect the fact that the Adjusted Employee RSAs are not issued and outstanding Guarantor Ordinary Shares.
(ii)    At the Effective Time, each Company RSA that is not an Employee RSA and that is outstanding immediately prior to the Effective Time (each, a “Non-Employee RSA”) shall automatically become fully vested and shall be cancelled and converted into the right to receive a cash payment equal to the Merger Consideration (the “Non-Employee RSA Consideration”) in accordance with Section 1.6(a)(i), less any required withholding taxes.
(g)    Company RSUs.
(i)    At the Effective Time, each Company RSU that is held by an Employee and that is outstanding immediately prior to the Effective Time except as set forth on Section 1.6(g)(i) of the Company Disclosure Letter (each, an “Employee RSU”) shall be assumed by Guarantor and converted into a restricted stock unit (each, an “Adjusted Employee RSU”) with the same terms and conditions (including with respect to the remaining term and vesting schedule) as were applicable to such Employee RSU immediately prior to the Effective Time, and relating to a number of Guarantor Ordinary Shares equal to the product of (i) the total number of shares of Company Common Stock subject to such Employee RSU immediately prior to the Effective Time, multiplied by (ii) the Equity Award Conversion Ratio, with any fractional shares rounded to the nearest whole number of shares.
(ii)    At the Effective Time, each Company RSU that is not an Employee RSU and that is outstanding immediately prior to the Effective Time (each, a “Non-Employee RSU”) shall automatically become fully vested and shall be cancelled and converted into the right to receive a cash payment, without interest, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Company RSU (the “Non-Employee RSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Non-Employee RSU the Non-Employee RSU Consideration, less any required withholding Taxes, within two (2) Business Days following the Effective Time; provided, that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.
(h)    Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the Company Board or the appropriate committee of the Company Board shall take all reasonable actions, including the adoption of any necessary resolutions, to (i) ensure that no employees (who are not currently participants) will become participants in the Company ESPP after the date of this Agreement; (ii) cause the Purchase Period (as defined in the Company ESPP) in effect as of the date of this Agreement to be the final Purchase Period (the “Final Purchase Period”) and provide that no new Purchase Periods commence after the date of this Agreement; and (iii) prohibit current participants in the Company ESPP from altering their payroll deduction elections (other than to discontinue their participation in and withdraw their accumulated contributions from the Company ESPP) after the date of this Agreement or to make separate non-payroll contributions to the Company ESPP. Prior to the Effective Time, the Company shall take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause the Final Purchase Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) Business Days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the Final Purchase Period, but otherwise treat the Final Purchase Period as a fully effective and completed Purchase Period for all purposes pursuant to the Company ESPP; and (C) cause the exercise (as of no later than ten (10) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such shares shall be entitled to the Merger Consideration in accordance with Section 1.6(a)(i). Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the Company ESPP.
(i)    Implementation; Cooperation.
(i)    Company Board Approval. The Company Board or a duly authorized committee thereof shall adopt such resolutions as shall be necessary to effectuate the provisions of this Section 1.6 with respect to the Company Stock Plans and Company Options, Company PSUs, Company RSAs and Company RSUs granted thereunder, and the Company ESPP. Subject, and in addition, to the foregoing, as of the date of this Agreement, the Company Board or a committee thereof shall have adopted resolutions (A) approving the treatment of the Company Equity Awards and the treatment of the Company ESPP in accordance with this Section 1.6; (B) determining that the Adjusted Employee PSUs, Adjusted Employee RSAs, and Adjusted Employee RSUs are “economically equivalent” (within the meaning of the Stock Plans and the applicable award agreements thereunder) to the applicable Employee PSUs, Employee RSAs and Employee RSUs; and (C) assuming Guarantor takes such actions as may be necessary or required under the first sentence of Section 1.6(i)(ii), determining that the Guarantor Ordinary Shares underlying the Adjusted PSUs are “freely tradable” (within the meaning of the Stock Plans and applicable award agreements thereunder). With respect to the Company PSUs, the Company shall make the determination of performance no later than twenty (20) days prior to Closing. Such determination of performance shall be made on the basis of the most recently completed month, or if not practical, the immediately preceding month. The Company shall have provided Guarantor and Parent with drafts of, and a reasonable opportunity to comment upon, all such resolutions prior to adoption by the Company Board or a committee thereof. No later than five (5) Business Days prior to the date that the Company provides its calculations as to the achievement of the performance metrics applicable to the Employee PSUs and Non-Employee PSUs to the Company Board or a committee thereof, the Company shall provide such calculations to Guarantor and Parent. The Company shall consider in good faith any reasonable comments or adjustments to such calculations by Guarantor and/or Parent prior to providing such calculations to the Company Board or a committee thereof. Notwithstanding anything herein to the contrary, with respect to the Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United

States, the Parties and Guarantor shall cooperate in good faith prior to the Effective Time to minimize the Tax impact of the provisions set forth in Sections 1.6(d)-(h).
(ii)    Guarantor Actions. Guarantor shall take any and all actions necessary or required, including under the rules and regulations of the Securities Act, the French financial markets authority (Autorité des marchés financiers) and Euronext Paris, prior to such time as Guarantor Ordinary Shares are issued/attributed in respect of the vesting and/or exercise of any Adjusted Award to (A) (x) register the Adjusted Employee PSUs, the Adjusted Employee RSAs, and the Adjusted Employee RSUs (the “Adjusted Awards”) and the Guarantor Ordinary Shares underlying the Adjusted Awards under the Securities Act and any other applicable securities Laws or (y) cause the issuance of the Adjusted Awards and the Guarantor Ordinary Shares underlying the Adjusted Awards to qualify under an exemption from registration under the Securities Act and any other applicable securities Laws, and shall take any and all actions necessary so that any Guarantor Ordinary Shares issuable on the vesting and/or exercise of the Adjusted Awards are listed on the Euronext Paris (and on such other securities exchange upon which the Guarantor Ordinary Shares may at the time be traded), (B) maintain the effective registration or ensure the continuing applicability of the relevant registration exemption of the Adjusted Awards and the Guarantor Ordinary Shares underlying the Adjusted Awards, as the case may be, under the Securities Act and any other applicable securities laws such that the same are freely saleable upon issuance without restriction pursuant to Rule 904 of Regulation S, or such other exemption from registration under the Securities Act as may be applicable, on the Euronext Paris, and (C) validly reserve that number of Guarantor Ordinary Shares issuable/attributable upon the vesting and/or exercise of the Adjusted Awards. As soon as administratively practicable following the Effective Time, Guarantor shall cause the Surviving Corporation to enter into an agreement with Guarantor whereby (i) the Surviving Corporation shall assume all economic liabilities associated with the Adjusted Awards; (ii) the Surviving Corporation shall notify Guarantor of (x) the vesting of the applicable Adjusted Awards, (y) the corresponding number of Guarantor Ordinary Shares to be delivered in respect of such Adjusted Awards, and (z) the employee portion of the applicable withholding Taxes attributable to the settlement of the Adjusted Awards; (iii) following the notification contemplated by clause (ii), Guarantor shall deliver to the holder of the applicable Adjusted Awards the net number of Guarantor Ordinary Shares acquired by Guarantor; and (iv) concurrent with the action in clause (iii), the Surviving Corporation shall deliver through its payroll system to the holder of the applicable Adjusted Awards (x) an amount in cash equal to any fractional shares and (y) an amount in cash equal to any accrued but unpaid dividends in respect of the Adjusted Employee RSAs. To the extent that Adjusted Awards cannot be issued in compliance with any applicable securities Laws to the holders of the Employee PSUs, Employee RSAs and Employee RSUs in certain jurisdictions as contemplated by the provisions of Section 1.6, Guarantor shall, or shall cause Parent to, pay an amount of cash or issue or grant an award in compliance with any applicable securities Laws to such holders of economically equivalent value and, if applicable, the same vesting schedule, as such employee would have received in accordance with the provisions of Section 1.6.
(iii)    Payment. At or prior to the Effective Time, Parent shall, to the extent such payments cannot be satisfied with cash resources held by the Company and its Subsidiaries at the Effective Time, deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, an amount equal to the sum of (A) the Option Consideration, (B) the Non-Employee PSU Consideration, (C) the Non-Employee RSA Consideration and (D) the Non-Employee RSU Consideration.
ARTICLE II

THE CLOSING
2.1    The Closing.
(a)    Closing Date and Location. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, New York, New York 10019, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted hereunder and by applicable Law) of the last to be satisfied or waived (to the extent permitted hereunder and by applicable Law) of the conditions set forth in Section 2.2 (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted hereunder and by applicable Law) of those conditions), by electronic exchange of the applicable closing deliverables, or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
2.2    Conditions to the Closing. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible hereunder and under applicable Law) at or prior to the Effective Time, of each of the following conditions:
(a)    Mutual Conditions to Closing. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver

(where permissible hereunder and under applicable Law) at or prior to the Effective Time, of each of the following conditions:
(i)    Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.
(ii)    Requisite Regulatory Approvals. (A) All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and (B) all antitrust, competition and merger control consents and other consents of Governmental Authorities in the jurisdictions set forth in Section 2.2(a)(ii) of the Company Disclosure Letter shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).
(iii)    No Legal Prohibition. No Governmental Authority of competent jurisdiction in any Relevant Antitrust Jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal in any of the Relevant Antitrust Jurisdictions or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any of the Relevant Antitrust Jurisdictions, (ii) issued, entered or granted any Order that is in effect and has the effect of making the Merger illegal in any of the Relevant Antitrust Jurisdictions or which has the effect of enjoining, prohibiting or otherwise preventing the consummation of the Merger in any of the Relevant Antitrust Jurisdictions (clauses (i) and (ii), collectively “Legal Restraints”) or (iii) instituted any Legal Proceeding (which remains pending at what would otherwise be the Closing Date) before any Governmental Authority of competent jurisdiction seeking to temporarily or permanently impose a Legal Restraint in any of the Relevant Antitrust Jurisdictions.
(iv)    CFIUS. CFIUS Clearance shall have been obtained.
(b)    Additional Parent and Merger Sub Conditions. The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing, any of which may be waived exclusively by Parent and Merger Sub:
(i)    Compliance with Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, covenants and other obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
(ii)    Accuracy of Representations and Warranties.

(A)    The representations and warranties of the Company set forth in Sections 3.1 (Organization; Good Standing), 3.2 (Corporate Power; Enforceability) and 3.3 (Requisite Stockholder Approval) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date).
(B)    The representations and warranties of the Company set forth in Section 3.11(a)(ii) (Absence of Certain Changes) (i) shall have been true and correct in all respects as of the date of this Agreement, and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date).
(C)    The representations and warranties of the Company set forth in Section 3.6 (Company Capitalization) and 3.26 (Brokers) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the preceding clauses (i) and (ii), for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and except in each case for deminimis inaccuracies.
(D)    The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company specified in Sections 2.2(b)(ii)(A), 2.2(b)(ii)(B) and 2.2(b)(ii)(C)) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, and would not have, a Company Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not have a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 2.2(b)(ii)(D), all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(iii)    No Company Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.
(iv)    Receipt of Officers’ Certificate. Parent and Merger Sub shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in this Section 2.2(b).
(v)    Regulatory Action. No Governmental Authority of competent jurisdiction in any Relevant Antitrust Jurisdiction shall have imposed any Burdensome Condition.
(c)    Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing, any of which may be waived exclusively by the Company:
(i)    Compliance with Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.
(ii)    Accuracy of Representations and Warranties. (A) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, and would not have a Parent Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not have a Parent Material Adverse Effect) and (B) the representations and warranties of Guarantor set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, and would not have a Guarantor Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not have a Guarantor Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Guarantor, Parent and Merger Sub set forth in this

Agreement for purposes of this Section 2.2(c)(ii), all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.
(iii)    Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Guarantor, Parent and Merger Sub by a duly authorized officer of each of Guarantor, Parent and Merger Sub, certifying the satisfaction of the conditions set forth in this Section 2.2(c).
2.3    Actions to be Taken at the Closing.
(a)    Subject to the terms and conditions set forth in this Agreement, at or prior to the Effective Time, the Parties shall:
(i)    cause the Certificate of Merger to be duly executed and properly filed with the Secretary of State of the State of Delaware as provided under the DGCL in accordance with Section 1.2; and
(ii)    make any and all other filings, records or publications required to be made by the Parties under the DGCL in connection with the Merger in accordance with Section 1.2.
(b)    Subject to the terms and conditions set forth in this Agreement, at or prior to the Effective Time:
(i)    Guarantor or Parent shall deposit, or cause to be deposited, with the Payment Agent, the cash sufficient to pay the aggregate Merger Consideration in accordance with Section 2.4; and
(ii)    Parent and Merger Sub shall deliver the certificates required under Section 2.2(c)(iii);
(c)    Subject to the terms and conditions set forth in this Agreement, at or prior to the Effective Time, the Company shall:
(i)    Adopt resolutions in accordance with Section 3.2(c);
(ii)    no later than five (5) Business Days prior to Closing, deliver a certificate signed on behalf of the Company by an executive officer of the Company certifying as true, as of such date, the number of outstanding (i) shares of Company Common Stock, (ii) Company Options, (iii) Company PSUs, (iv) Company RSAs and (v) Company RSUs; and
(iii)    deliver the certificate required under Section 2.2(b)(iv).
2.4    Exchange of Certificates.
(a)    Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in accordance with the terms of this Agreement (the “Payment Agent”). The Payment Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. Parent shall pay, or cause to be paid, the fees and expenses of the Payment Agent.
(b)    Exchange Fund. On the Closing Date, Guarantor or Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the Company Stockholders pursuant to the terms of this Agreement, an amount of cash sufficient to pay the aggregate Merger Consideration to which Company Stockholders become entitled to at the Effective Time under Article I. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America or (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the aggregate Merger Consideration, Guarantor or Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to pay the aggregate Merger Consideration. Any portion of the Merger Consideration made available to the Payment Agent pursuant to this Section 2.4(b) to pay for shares of Company Common Stock for which appraisal rights have been properly perfected and not waived, withdrawn or lost shall be returned to Parent, upon demand.

(c)    Payment Procedures.
(i)    Company Common Stock Certificates. Promptly following the Effective Time (and in no event later than five (5) Business Days after the Effective Time), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each Person that was immediately prior to the Effective Time a holder of record of Company Common Stock represented by a certificate or certificates (the “Certificates”) which shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent or Payment Agent, an indemnity bond) to the Payment Agent, which shall be in such form as the Company, Parent and the Payment Agent shall reasonably agree, and (B) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the terms of this Agreement. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent or Payment Agent, an indemnity bond) for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 1.6, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be cancelled. The Payment Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.
(ii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Common Stock represented by book entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through the Depository Trust Company, an executed letter of transmittal to the Payment Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to the terms of this Agreement. In lieu thereof, each holder of record of one or more Book-Entry Shares held through the Depository Trust Company whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.6 shall, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), be entitled to receive in respect of each such Book-Entry Shares, an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Book-Entry Shares that were converted into the right to receive the Merger Consideration pursuant to Section 1.6, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and such Book-Entry Shares of such holder shall forthwith be cancelled. As reasonably promptly as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Payment Agent to deliver to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through the Depository Trust Company: (i) a letter of transmittal (which shall be in such form as the Company, Parent and the Payment Agent shall reasonably agree) which shall specify that delivery shall be effected, and risk of loss and title to the Book-Entry Shares shall pass, only upon receipt of an “agent’s message” regarding the book-entry transfer of the Book-Entry Shares by the Payment Agent; and (ii) instructions for the surrender of such Book-Entry Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the terms of this Agreement. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Book-Entry Shares that were converted into the right to receive the Merger Consideration pursuant to Section 1.6, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and such Book-Entry Shares of such holder shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(iii)    No Interest. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of such Certificates or in respect of any Book-Entry Shares pursuant to this Section 2.4.
(d)    Required Withholding. Each of the Company, Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority or other Person in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent, the Company, the Surviving Corporation or the Payment Agent, as the case may be, shall timely remit to the appropriate Governmental Authority any and all amounts so deducted or withheld.
(e)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Guarantor, Parent, Merger Sub, the Surviving Corporation nor any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f)    Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares on the date that is twelve (12) months after the Effective Time shall be delivered by the Payment Agent to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Book-Entry Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.4 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Book-Entry Shares solely to Parent and the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of Article I.
2.5    Transfer Books; No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Book-Entry Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except as otherwise provided for herein or by applicable Law. The Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, the stock transfer books or ledger of the Company shall be closed and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided herein, subject, in the case of the Dissenting Company Shares, to applicable Law.
2.6    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.4; provided that Parent or the Payment Agent may, in its discretion and as condition to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount and upon such customary terms as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.7    Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation are fully authorized in the name and on behalf of the Company to take all such lawful and necessary action.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC by the Company at least two (2) Business Days prior to the date hereof (including any exhibits and other information referenced in the Company SEC Reports which are publicly available on EDGAR, but excluding any predictive, cautionary or forward looking disclosures contained or referenced therein under the captions “Risk Factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (it being understood that this clause (ii) shall not apply to Section 3.1, Section 3.2, Section 3.4, Section 3.5 or Section 3.6), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1    Organization; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it, the nature of its activities and the conduct of its business make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company (i) is not in violation of its certificate of incorporation or bylaws and (ii) has made available to Parent copies of its Organizational Documents, each as amended, restated or amended and restated prior to the date of this Agreement and as made available to Parent, is in full force and effect.
3.2    Corporate Power; Enforceability.
(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Transactions, subject in the case of the Merger, to obtaining the Requisite Stockholder Approval. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Transactions, other than in the case of the Merger obtaining the Requisite Stockholder Approval.
(b)    This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (the “Enforceability Limitations”).
(c)    At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger and Merger Consideration, are fair to and in the best interests of the Company and its stockholders, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein (iv) assuming the accuracy of the representations and warranties set forth in Section 4.6, took all actions necessary so that Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders for their adoption at the Company Stockholder Meeting and (vi) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of Law.
3.3    Requisite Stockholder Approval. Assuming the accuracy of the representations and warranties set forth in Section 4.6, the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at a meeting of the Company Stockholders called to consider the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Law and the Company’s certificate of incorporation and bylaws) to approve or adopt this Agreement and consummate the Transactions, including the Merger.

3.4    Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Transactions do not and will not (a) violate or conflict with any provision of the Organizational Documents of the Company, (b) subject to obtaining such Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination (or loss of any benefit) or acceleration under, any Material Contract or Lease, (c) assuming the Consents referred to in Section 3.5 are obtained or made, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties, assets, business or operations are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, rights or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, as would not have a Company Material Adverse Effect.
3.5    Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company or any Subsidiary of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Transactions, except (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, (d) filing with CFIUS related to obtaining CFIUS Clearance and (e) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect.
3.6    Company Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock. As of the close of business in New York, New York on June 7, 2019 (such time and date, the “Capitalization Date”): (A) 62,307,638 shares of Company Common Stock were issued and outstanding (which includes 2,196,930 shares of Company Common Stock subject to Company RSAs), (B) no shares of Company Preferred Stock were issued and outstanding, and (C) 5,243,444 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are, and all of the outstanding shares of Company Common Stock reserved for issuance with respect to the Company Stock Plans, when issued in accordance with the respective terms thereof will be, validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued or repurchased any shares of its capital stock, voting or equity interests or any securities convertible into or exercisable into any shares of its capital stock, voting or equity interests, other than repurchases pursuant to the Company Stock Plans in the ordinary course of business or issuances as part of the Employee Stock Purchase Plan in accordance with their respective terms.
(b)    As of the Capitalization Date, there were 4,652,291 shares of Company Common Stock reserved for future issuance under the Company Stock Plans and 840,558 shares of Company Common Stock reserved for future issuance under the Company ESPP. As of the Capitalization Date, there were (i) outstanding Company Options to purchase 963,357 shares of Company Common Stock, (ii) 819,140 shares of Company Common Stock were reserved for settlement of outstanding Company PSUs (assuming target level of achievement), (iii) 22,047 shares of Company Common Stock were reserved for settlement of outstanding Company RSUs (including the Company RSUs granted to Chinese employees of the Company and its Subsidiaries to be settled in cash), and (iv) an estimated 150,000 shares expected to be purchased by participants under the Company ESPP on June 30, 2019. Section 3.6(b)(i) of the Company Disclosure Letter sets forth, with respect to each outstanding Company Option as of the Capitalization Date, the name of the holder of such Company Option, the number of shares of Company Common Stock issuable upon the exercise of such Company Option, the exercise price of such Company Option, the expiration date of such Company Option, the date on which such Company Option was granted, the vesting schedule for such Company Option (including an indication as to whether any acceleration provisions or any performance based vesting conditions exist with respect thereto), the Company Stock Plan under which such Company Option was granted, whether such Company Option is intended to qualify as an incentive stock option as defined in Section 422 of the Code, and the country of residency of the applicable holder. Section 3.6(b)(ii) of the Company Disclosure Letter sets forth, with respect to each outstanding Company PSU, RSA and RSU as of the Capitalization Date, the name of the holder of such award, the number of shares of Company Common Stock initially subject to such award (including at target and maximum levels, as applicable), the date of grant of such award, the Company Stock Plan under which such Company Equity Award was granted, the applicable vesting and/or settlement schedule (including an indication as to whether any acceleration provisions exist with respect thereto), and the country of residency of the applicable holder.
(c)    Except as set forth in this Section 3.6, as of the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii)  no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii)  no outstanding options, warrants or other rights to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Except as provided under the terms of the Company Stock Plans, neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or to sell any Company Securities.
(d)    The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.
(e)    Except for the capital stock and voting securities of, and other equity interests in the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.
3.7    Subsidiaries.
(a)    Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any such jurisdiction, including those outside the United States), except where the failure to be in good standing would not have a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to have such power or authority would not have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it or the nature of its activities and the conduct of its business make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any such jurisdiction, including those outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent copies of the

Organizational Documents for each of its material Subsidiaries, each as amended, restated or amended and restated prior to the date of this Agreement, and each as made available to Parent is in full force and effect. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations that would not have a Company Material Adverse Effect.
(b)    All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) except for director’s qualifying or similar shares, are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), except for restrictions imposed by applicable securities Laws.
(c)    There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any outstanding Subsidiary Securities.
3.8    Company SEC Reports. Since the Applicable Date, the Company has filed or furnished, as applicable, all forms, reports statements, certifications and documents with the SEC that have been required to be filed or furnished by it under applicable Law prior to the date hereof (all such forms, reports, statements, certifications and documents, together with all exhibits, notes and schedules thereto and all other information incorporated by reference (as the same may have been amended or superseded by a filing prior to the date of this Agreement, if applicable), the “Company SEC Reports”). As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing) and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively, (a) each Company SEC Report complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed or furnished (or, if not yet filed or furnished, in effect on the date such Company SEC Report will be filed or furnished), and (b) each Company SEC Report did not, and any Company SEC Report filed or furnished to the SEC subsequent to date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. True and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Reports and all written responses of the Company thereto issued or filed since the Applicable Date through the date of this Agreement have been made available to Parent (or if not made available, are publicly filed with the SEC at least two (2) Business Days prior to the date hereof). As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is subject to or the subject of ongoing SEC review or outstanding SEC comment.
3.9    Company Financial Statements.
(a)    The consolidated financial statements (including the related notes) of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Reports have been prepared, or in the case of the Company SEC Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, as permitted by the SEC’s rules and forms), and fairly present, or in the case of the Company SEC Reports filed after the date of this Agreement, will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods set forth thereon (subject, in the case of unaudited interim financial statements, to normal year-end adjustments that will not be material in amount or effect).
(b)    The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are reasonably designed to, and since the Applicable Date, have been reasonably designed to, ensure that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.
(c)    The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.
(d)    Since the Applicable Date, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls over financial reporting utilized by the Company and its Subsidiaries, in each case, which has not been subsequently remediated or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company and its Subsidiaries. The Company has made available true, correct and complete summaries of any such disclosures made by the Company to the Company’s auditors or the Audit Committee. To the Knowledge of the Company, since the Applicable Date, no material complaints, allegations, assertion claims or notifications from any source regarding accounting, internal controls or auditing practices, procedures or methods, and no concerns from Employees regarding questionable accounting or auditing matters, have been received by the Company.
(e)    As of the date of this Agreement, to the Knowledge of the Company, since the Applicable Date, other than ordinary procedures carried out by the Company’s internal audit function, there has been no internal investigation of the Company or any of its Subsidiaries regarding revenue recognition or other accounting or auditing issues discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company Board or any committee thereof.
(f)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.
3.10    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed at least two (2) Business Days prior to the date of this Agreement, (b) arising under this Agreement or incurred in connection with the Transactions, (c) incurred since the Company Balance Sheet Date in the ordinary course of business and (d) that would not have a Company Material Adverse Effect.
3.11    Absence of Certain Changes.
(a)    Since the Company Balance Sheet Date through the date hereof, (i) except for actions taken or not taken in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, and (ii) there has not been or occurred any Change that has resulted in, or would reasonably be expected to have, a Company Material Adverse Effect.
(b)    Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses 5.1(b)(i), 5.1(b)(ii), 5.1(b)(iv), 5.1(b)(v), 5.1(b)(vi), 5.1(b)(ix), 5.1(b)(x), 5.1(b)(xi), 5.1(b)(xii), 5.1(b)(xiii), 5.1(b)(xiv), 5.1(b)(xvii) of Section 5.1(b) or enter into a Contract (or otherwise resolve or agree in any binding manner) to take any actions prohibited by the foregoing clauses if proposed to be taken after the date hereof.
3.12    Material Contracts.
(a)    Section 3.12(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts. For all purposes of and under this Agreement, a “Material Contract” means any of the following to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries are bound as of the date of this Agreement:
(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, other than those agreements and arrangements described in Item 601(b)(10)(iii) (each, a “Filed Company Contract”));

(ii)    any Contract that contains a Materially Detrimental Provision;
(iii)    any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business, or any assets or any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company (x) that was entered into after the Applicable Date or which otherwise contain outstanding obligations on the part of the Company or any of its Subsidiaries with respect to indemnification (other than for customary fundamental matters) or (y) pursuant to which the Company or any of its Subsidiaries reasonably expects to be required to pay any earn-out, deferred or other contingent payments (other than any vendor agreements with customary payment requirements based on usage), or (B) any Contract that involves a joint venture, limited liability company or partnership with a third Person;
(iv)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, by the Company or any of its Subsidiaries, taken as a whole, in excess of $1,000,000, other than (A) accounts receivable and payable in the ordinary course of business, (B) loans to Subsidiaries of the Company in the ordinary course of business, (C) extensions of credit to customers or from suppliers in the ordinary course of business, and (D) obligations to reimburse employees for travel and business expenses incurred in the ordinary course of business;
(v)    any (i) Contract that, with respect to the twelve (12) months ended March 31, 2019 represented aggregated payments by the Company and its Subsidiaries under such Contract of more than $2,000,000, other than any Employee Plans and Leases; and (ii) Contract that with respect to the twelve (12) months ended March 31, 2019 represented aggregated receipts by the Company and/or its Subsidiaries under such Contract of more than $7,000,000;
(vi)    any employment or consulting Contract (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any employee, consultant, independent contractor or director of the Company or its Subsidiaries providing for an annual compensation in excess of $200,000, that is not terminable upon notice by the Company or any of its Subsidiaries, without cost or other liability, except for amounts earned prior to the time of termination or any amounts owed pursuant to applicable Law or the Company’s severance guidelines;
(vii)    any Collective Bargaining Agreement or similar labor agreement with any labor union, works council or other employee representative body;

(viii)    any Contract providing for indemnification of any director, officer or employee by the Company or any of its Subsidiaries (other than standard indemnification agreements on the Company’s form or as provided in the certificate of incorporation or bylaws of the Company);
(ix)    any Contract pursuant to which (A) the Company or any of its Subsidiaries sells, assigns, transfers title or interest with respect to any material Intellectual Property Rights, (B) the Company or any of its Subsidiaries grants to any third party the right to distribute, bundle or incorporate Intellectual Property Rights into any other third party product (provided, that Section 3.12(a) of the Disclosure Letter excludes such Contracts granting non-exclusive rights given to clinical research organizations or systems integrators to resell or distribute any Company Products in the ordinary course of business, but such Contracts shall still be considered "Material Contracts" hereunder), (C) material Licensed Intellectual Property Rights are licensed to the Company or any of its Subsidiaries (other than non-exclusive licenses with respect to commercially available, off-the-shelf software granted to the Company or its Subsidiaries in the ordinary course of business, unless such software is both incorporated into either a standard software program or SaaS solution provided by the Company or its Subsidiaries to customers in the ordinary course of business and has a total acquisition license cost for the Company and its Subsidiaries of $10,000 or greater, in which case such Contract shall not be required to be identified on Section 3.12(a) of the Company Disclosure Letter, but such Contracts shall still be considered “Material Contracts” hereunder), or (D) any Intellectual Property Rights are or were assigned to or developed for or on behalf of the Company or any of its Subsidiaries, including any Intellectual Property Rights that are incorporated into or material to any Company Products (excluding employee invention assignment agreements executed by employees in the ordinary course of business on the Company’s standard form agreements that have been identified and disclosed to Guarantor or Parent);
(x)    any Contract involving material outsourcing of business processes or functionality or information technology services or functionality (including via traditional outsourcing, cloud or IaaS/PaaS/SaaS arrangements) that with respect to the twelve (12) months ended March 31, 2019 represented aggregated payments by the Company and/or its Subsidiaries under such Contract of more than $1,300,000;
(xi)    any Contract entered into with any director, officer or other Affiliate of the Company or any of its Subsidiaries, or any entity in which any such Person has a direct or indirect material interest, other than an Employee Plan, required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xii)    any Contract that contains a put, call, right of first refusal, right of first offer or similar right or obligation pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, all or any substantial part of any material assets, rights or properties of the Company or any of its Subsidiaries;
(xiii)    any Contract that restricts the ability of the Company or any of its Subsidiaries to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity or voting interests;
(xiv)    any Government Contract to which the Company or any of its Subsidiaries is a party;
(xv)    any Contract that relates to the acquisition or disposition of real property; and
(xvi)    any Contract providing for the settlement of material Legal Proceedings pursuant to which (A) the Company has continuing material payment obligations other than Contracts providing for cash payments only that do not exceed $100,000 as to such settlement or (B) any material future limitations or monitoring or reporting obligations are imposed on the Company or any of its Subsidiaries.
(b)    True and complete copies of all Material Contracts disclosed in Section 3.12(a) of the Company Disclosure Letter have been (i) publicly filed with the SEC at least two (2) Business Days prior to the date hereof or (ii) made available to Parent (other than such Material Contracts comprising licenses for commercially available, off-the-shelf software that is incorporated into either a standard software program or SaaS solution provided by the Company or its Subsidiaries to customers in the ordinary course of business and has a total acquisition license cost for the Company and its Subsidiaries of $10,000 or greater).
(c)    As of the date hereof, (i) each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, (ii) neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract and (iii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for Material Contracts that have expired and except in the foregoing clauses (i), (ii) and (iii), for such failures to be in full force and effect and such breaches and defaults that would not have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from the counterparty to any Material Contract (or, to the Knowledge of the Company, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel or materially modify (including to exercise any call or put option with respect to) any Material Contract (whether as a result of a change of control or otherwise).
3.13    Real Property.
(a)    Neither the Company nor any of its Subsidiaries owns any real property.
(b)    Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list (by street address and Lease) of all of the existing leases, subleases, and other significant licenses and occupancy agreements (collectively, including all amendments, terminations, supplements or other modifications, the “Leases”) and under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future (such property, including all buildings, improvements, and structures thereon and appurtenances thereto, the “Leased Real Property”). The Company and/or its Subsidiaries have and own good, valid and subsisting leasehold interests in the Leased Real Property, free and clear of any subtenancies or other occupancy rights or Liens, other than Permitted Liens.
(c)    Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing subleases, licenses or other occupancy agreements granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of Leased Real Property.
3.14    Personal Property and Assets. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect. No representation is made under this Section 3.14 with respect to any real property or Intellectual Property Rights.
3.15    Intellectual Property.
(a)    Section 3.15(a) of the Company Disclosure Letter set forth a complete and accurate list of all items of (i) Company Registered IP (including Patents, Trademarks, Copyrights and Internet domain names, but excluding customer-specific subdomain names) and any applications for registration thereof and (ii) material unregistered Owned Intellectual Property Rights, excluding Trade Secrets.

(b)    All Owned Intellectual Property Rights are exclusively owned by the Company and its Subsidiaries with full title, unrestricted ownership and right of disposition and exploitation, free and clear of any Liens except for Permitted Liens. The Owned Intellectual Property Rights that are material to any Company Product or otherwise to the Company and its Subsidiaries, taken as a whole, are valid, subsisting and enforceable, and the Company and its Subsidiaries are in possession of all documents reasonably required to evidence such validity, subsistence and enforceability; without limiting the foregoing, with respect to each item of Company Registered IP. Except for any discontinuances of Company Registered IP that are not material to the Company and its Subsidiaries, taken as a whole, (i) all necessary registration, maintenance and renewal fees have been paid, and (ii) all necessary documents have been filed and necessary actions taken with the relevant patent, copyright, trademark and domain registrars or other authorities in the United States or applicable foreign jurisdictions to obtain and maintain such Company Registered IP. No material Owned Intellectual Property Right, nor the Company or any of its Subsidiaries with respect to any material Intellectual Property Rights, is subject to any outstanding Order or Contract adversely affecting the validity, enforceability, scope or disposition of, or the Company’s or its Subsidiaries’ use of or right, title or interest in, any such Intellectual Property Right.
(c)    All Owned Intellectual Property Rights (including all Company Owned Software) were written, created, developed, modified and/or improved solely by directors, officers, employees, trainees, apprentices, consultants, contractors or service providers bound by an appropriate written Contract pursuant to which all Intellectual Property Rights generated by them have been, are and will be properly assigned to the Company or one of its Subsidiaries (and no material exceptions have been made to such assignment under any such Contracts), and, excluding Trade Secrets, the Company has taken all other actions required under applicable Law so as to perfect the Company’s or its Subsidiaries’ exclusive right, title and interest in such Intellectual Property Rights.
(d)    Except through standard license Contracts entered into with customers in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted, nor is obliged to grant, to any third party any right or license to use, manufacture, reproduce, license, distribute, market or otherwise exploit, any Owned Intellectual Property Rights.
(e)    The Company Intellectual Property Rights includes all Intellectual Property Rights which are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted in all material respects, and as intended to be conducted as of date hereof had the transactions contemplated hereunder not occurred. The Company and its Subsidiaries have valid and sufficient licenses or other rights to use all Licensed Intellectual Property Rights in all material respects.

(f)    Except as disclosed on Section 3.15(f) of the Company Disclosure Letter, the conduct of the business of the Company and its Subsidiaries (i) as currently conducted, (ii) as intended to be conducted as of date hereof had the transactions contemplated hereunder not occurred, and (iii) as conducted since the Applicable Date, and the use of the Company Intellectual Property Rights in connection therewith, do not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any Person. No Legal Proceeding is pending or threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written claim since the Applicable Date, alleging any of the foregoing, or contesting or challenging the scope, validity, enforceability or ownership of any Owned Intellectual Property Rights, excluding non-adversarial office actions by the United States Patent and Trademark Office and its foreign equivalents in the ordinary course of prosecution of Patents and Trademarks.
(g)    To the Knowledge of the Company, since January 1, 2014, no Person has used any Intellectual Property Rights, or is engaged in any activity, in a manner that infringes, misappropriates or otherwise violates Owned Intellectual Property Rights, and there is and has been no Legal Proceeding asserted or threatened by the Company or any of its Subsidiaries alleging the same, or challenging the ownership, use, scope, validity or enforceability of any Intellectual Property Rights of any Person, since the Applicable Date. Except for standard license Contracts entered into with the Company’s and its Subsidiaries’ customers in the ordinary course of business, the Company and its Subsidiaries have not made any Contract, which goes beyond the provisions of the Company’s standard license agreement, to indemnify any third party for any infringement or other violation of any Intellectual Property Rights.
(h)    None of the Company Products constitutes, depends on, includes, is derived from, linked with or is distributed with, any Open Source Software, except as set forth on Section 3.15(h) of the Company Disclosure Letter. None of the Company Products is subject to any Contract that would require (whether through a present or contingent obligation or otherwise) the Company or any of its Subsidiaries to grant access, divulge or disclose to any third party any source code or Trade Secret (including product designs or data sets or algorithms) that is part of said Company Product. Neither the Company nor any of its Subsidiaries has granted access to, divulged or disclosed, or agreed to grant access to, divulge or disclose, any source code, data sets or algorithms for any Company Products to any third party, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, require the delivery, license or disclosure of the source code, data sets or algorithms for any Company Products or other material Company Owned Software to any third party, except for data sets for any Company analytic deliverables that are provided non-exclusively to customers in the ordinary course of business for their internal use.
(i)    The Company and its Subsidiaries take and have taken, and have and have had in place, commercially reasonable measures and precautions necessary to protect the confidentiality of, and their proprietary rights in, the Trade Secrets included in the Owned Intellectual Property Rights and, in all material respects, any other Trade Secrets that the Company or its Subsidiaries are required to protect and secure pursuant to any Contract. To the Knowledge of the Company, there has been no unauthorized disclosure or misappropriation by any third party of any such Trade Secrets. All of the Company’s and each of its Subsidiaries’ (x) current and former directors and officers, and (y) in the last five (5) years and, to the Knowledge of the Company, prior to such time, all other employees and advisors are bound by a confidentiality obligation in favor of the Company and its Subsidiaries in relation to such Trade Secrets.
(j)    The Company Products conform in all material respects to their specifications, and to the Knowledge of Company, with applicable customer Contracts, subject to routine service level adjustments, change management processes, commercially standard maintenance and error correction in the ordinary course of business in accordance with the applicable customer Contracts and applicable Law. The Company Products are continually tested and have been tested using commercially available anti-virus software appropriate for the Company Products, and to the Knowledge of the Company, the Company Products are free from any material virus, bug, defect, malicious computer code, corruptant or other default likely to result in the compromise of such Company Products, any Company IT System, or data.
(k)    The Company and its Subsidiaries own or have in all material respects a valid right to access and use all (i) Company IT Systems and (ii) third-party databases, data feeds and data used in connection with the business of the Company and its Subsidiaries (“Third-Party Data”).
(l)    The Company IT Systems operate and perform in a manner that is reasonably adequate in all material respects for the Company and its Subsidiaries to conduct their respective businesses as currently conducted. Since the Applicable Date, there has been no (i) to the Knowledge of the Company, breach, violation, data loss or unauthorized access to or of any Company Products or otherwise of Company IT Systems or (ii) material outage or service interruption of any Company Product or Company IT System that has not been remedied in all material respects, and no such incidents have resulted in any claim or notice of termination from any customer.
(m)    (i) No funding, facilities or resources of any Governmental Authority or any university, college or other educational institution or research center were used in the development of any Owned Intellectual Property Rights, and (ii) no Governmental Authority, university, college, or other educational institution or research center has any ownership, license or other rights, or financial interests in any Owned Intellectual Property Rights.
(n)    Since January 1, 2014, the Company and its Subsidiaries have not provided or authorized access or rights to material collections of data collected, generated or otherwise possessed by the Company and its Subsidiaries, whether in raw, de-identified or aggregated form, to any Persons for use other than provision or access granted to customers incidental to use of the Company Products in the ordinary course of business and in accordance with applicable law and contractual requirements. No artificial intelligence functionality included in Company Products is designed or marketed to, nor to the Knowledge of the Company used by, customers for making clinical care diagnoses or therapeutic decisions.
(o)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger, will cause (i) the loss or impairment of any ownership or right to access or use (or, to the extent applicable, customers’ and suppliers’ right to access or use) any Company Intellectual Property Rights (including Third-Party Data) or Company IT Systems that are (x) to the Knowledge of the Company, material to any Company Product, or (y) material to the conduct of the business of the Company and its Subsidiaries or otherwise to the Company and its Subsidiaries, taken as a whole, or any payment obligations with respect to the foregoing; or (ii) (x) the assignment of, or the grant of any license, covenant not to sue or other right, title or interest by Company, Parent or any of their respective Affiliates under, or creation of any Lien on (other than any Permitted Liens), any Owned Intellectual Property Rights or any Intellectual Property Rights that is owned by or licensed to the Company, Parent or any of their respective Affiliates prior to the Closing, or (y) Parent or any of its Affiliates (excluding the Company and its Subsidiaries) being bound by, or subject to, any non-compete or exclusivity obligation.
3.16    Privacy & Cybersecurity. For the purposes of this Section 3.16, the terms “controller”, “data subject”, “processing” (and its cognates) and “processor” shall have the meaning given to them in the GDPR.
(a)    The Company and its Subsidiaries (i) take and have taken reasonable measures at least consistent with industry practices (including the implementation, use, maintenance, monitoring and testing of plans, policies and procedures, and associated commercially reasonable technical, physical and administrative safeguards) designed, implemented and maintained to (x) identify threats to the Company Products and other Company IT Systems and systems, (y) protect, preserve, maintain, and secure the performance, security, operation, and integrity of the Company Products and the Company IT Systems (and all Software, information and data stored or contained thereon), including to secure the Company IT Systems from unauthorized access or use by any third party, and (subject to routine service level adjustments, change management processes, commercially standard maintenance and error correction in the ordinary course of business in accordance with the applicable customer Contracts and applicable Law) to ensure the continued, uninterrupted and error-free operation of the Company IT Systems, and (z) to ensure that all Personal Information and other material data collected, stored, used, disclosed, transferred or otherwise processed by the Company or any of its Subsidiaries is protected against unauthorized access, use, modification, disclosure, or other misuse, and (ii) have implemented disaster recovery and business continuity plans, and security, maintenance, backup, archiving, and virus and malicious device scanning and protection measures with respect to the Company Products and other material Company IT Systems at least consistent with industry practices.
(b)    The Company and each of its Subsidiaries and any Person acting for or on their behalf comply and have complied in all material respects with all applicable Privacy Laws and Privacy Obligations, including by (i) implementing the Privacy Obligations with appropriate data protection policies and procedures and other safeguards in relation to the hosting, processing, disclosure and transfer of Personal Information and carrying out regular staff training, use testing, audits or other mechanisms to ensure and monitor compliance with such policies and procedures such as to demonstrate compliance under applicable Privacy Laws (including the accountability principle under the GDPR); (ii) by appointing a data protection officer, in accordance with Article 37 GDPR; (iii) maintaining complete, accurate up-to-date and timely records of personal data processing activities as required under applicable Privacy Laws; (iv) where applicable, issuing fair processing notices to, or obtaining or ensuring all required authorizations (as applicable) from, the relevant data subjects in accordance with applicable Privacy Laws; (v) securing all transfers of Personal Information to and from the Company or its Subsidiaries or third parties located outside of the European Economic Area on the terms of a valid data transfer mechanism (e.g., the EU-US Privacy Shield); and (vi) entering into and complying with the provisions of any “business associate” agreements required under HIPAA or applicable Privacy Obligation.
(c)    The Company and its Subsidiaries have used commercially reasonable efforts to ensure that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Privacy Laws and applicable Privacy Obligations and take reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. Without limiting the foregoing, the Company and each of its Subsidiaries have in place any legally required written agreements with any customers, suppliers, contractors and other third parties (i) acting as processor, (ii) with which the Company or any Subsidiary has a “business associate” or “covered entity” relationship (for purposes of HIPAA), or (iii) with which the Company or any of its Subsidiary has any other legally recognized relationship under Privacy Laws, which agreements contain the mandatory provisions required under Article 28 GDPR (as applicable) and otherwise contain provisions to protect and maintain the confidentiality and security of Personal Information and otherwise comply with applicable requirements under Privacy Laws and Privacy Obligations. To the Knowledge of the Company, any third party who has provided Personal Information to the Company or its Subsidiaries has done so in compliance with such agreements (to the extent applicable) and applicable Privacy Laws and applicable Privacy Obligations, including providing any notice and obtaining any consent or authorization required.

(d)    Since the Applicable Date, neither the Company nor any of its Subsidiaries nor any Third Party acting on behalf of the Company or its Subsidiaries, has (i) to the Knowledge of the Company, suffered any Personal Information breach, compromise or other unauthorized use, access or alteration, nor any cybersecurity breach or compromise, nor has any of the foregoing been threatened; (ii) received any written notice, request or investigation from any supervisory authority or other government or regulatory authority, in relation to their Personal Information processing activities; (iii) received any written claim, complaint or other communication from any Person, or been subject to any Proceeding, claiming a right to compensation for failure to respond to any of their data subject rights requests or alleging any breach of applicable Privacy Laws or Privacy Obligations; or (iv) been required or voluntarily chosen to provide any notices to any Governmental Authority or other Person in connection with a disclosure of Personal Information or pursuant to any Privacy Law or Privacy Obligation. The Company and its Subsidiaries, and Third Parties acting on behalf of the Company or its Subsidiaries, have fully and promptly resolved or remediated any and all material privacy or data security issues and vulnerabilities that have been identified or otherwise notified to the Company or any Subsidiary (including identifying and remediating the root cause thereof). To the Knowledge of the Company, none of the Company’s or any of its Subsidiaries’ publicly-facing statements or notices regarding its collection and treatment of Personal Information are materially misleading or materially deceptive, and the Company and its Subsidiaries have provided all such statements or notices to all required Persons pursuant to all applicable Privacy Laws and Privacy Obligations.
(e)    Neither the Company nor any of its Subsidiaries is subject to any Privacy Laws or Privacy Obligations that, following the Closing, would prohibit the Company or any of its Subsidiaries from receiving and/or using Personal Information or aggregated or anonymized personal data in substantially the same manner as prior to the Closing.
3.17    Tax Matters.
(a)    Except as would not result in a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have timely filed (taking into account any valid extensions of time in which to file) all U.S. federal and other material Tax Returns, required to be filed by any of them, and (ii) have paid (or the Company has paid on its Subsidiaries’ behalf) all Taxes that are due. The Company Balance Sheet properly reflects all material Taxes required to be accrued by the Company and its Subsidiaries under GAAP through the Company Balance Sheet Date. Neither the Company nor any of its Subsidiaries has incurred any material liabilities for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or other than by reason of effecting the Transactions pursuant to the terms of this Transactions. Neither the Company nor any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax beyond the Closing Date.

(b)    Except as set forth on Section 3.17(b) of the Company Disclosure Letter, no audit of any material Tax Return of the Company or any of its Subsidiaries is presently in progress. All deficiencies with respect to Taxes that have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries have been paid or finally settled and there are no pending or, to the Knowledge of the Company, threatened proceedings regarding any Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.
(c)    The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(d)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(e)    Neither the Company nor any of its Subsidiaries has participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) that has not been properly disclosed to the extent required by such Treasury Regulation.
(f)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or one of its Subsidiaries), (ii) is bound by or has any material obligation under, any material Tax sharing, indemnification or allocation agreement (other than any agreement entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters, or any agreement solely between or among the Company and its Subsidiaries), or (iii) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) for any material Taxes of any Person other than the Company or its Subsidiaries as a result of being a member of such a group.
(g)    Neither the Company nor any of its Subsidiaries has made the election permitted by Section 965(h) of the Code to pay any Tax liability arising under Code Section 965 in installments.
(h)    Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries), as a transferee or successor, by Contract or otherwise (other than a Contract entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters).

(i)    Except as set forth on Section 3.17(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Law), or any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date.
(j)    There are no Liens for Taxes other than Permitted Liens on any of the assets of the Company or any of its Subsidiaries.
(k)    The audited consolidated financial statements (including the related notes) of the Company and its Subsidiaries included in or incorporated by reference into the most recent Company SEC Report and/or the most recently filed federal income Tax Returns of the Company and its Subsidiaries accurately reflect the amounts of any net operating loss for federal income tax purposes available to the Company and its Subsidiaries in all material respects as of the last day of the period to which such financial statements or Tax Return relate.
3.18    Employee Plans.
(a)    Section 3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Employee Plan. For purposes of this Agreement, “Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) other employment, severance, termination, change in control, retention, incentive (equity-based or otherwise), profit sharing, savings, retirement (including early retirement and supplemental retirement), deferred compensation, or other similar fringe, welfare or employee benefit plan, program, agreement, Contract, policy or arrangement (whether or not in writing), in each case, (x) that is sponsored, maintained, entered into, contributed to or required to be contributed to, by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or other service provider of the Company or any Subsidiary or (y) with respect to which the Company or any of its Subsidiaries has or may reasonably be expected to have any liability (contingent or otherwise).
(b)    With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of the current plan document or other governing Contract (including, in each case, any amendments thereto) and, as applicable, (i) the most recent annual report on Form 5500 and attached schedules; (ii) the most recent IRS determination or opinion letter; (iii) the most recent summary plan description and any summary of material modifications; (iv) any related trust agreements, insurance contracts, or other funding documents; and (v) the most recently prepared financial statements.
(c)    Neither the Company nor any of its Subsidiaries, nor, solely with respect to the following clauses (i), (ii) and (vi), any ERISA Affiliate has in the past six (6) years maintained, sponsored, contributed to, or had an obligation to maintain, sponsor or contribute to, or has any current or contingent liability under or with respect to, and no Employee Plan is: (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (vi) a plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. Except as disclosed in Section 3.18(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates provides or is obligated to provide group health plan coverage for former or current employees following termination of employment, other than as required by applicable Law (such as the federal law known as “COBRA” and similar state Laws).
(d)    Each Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with applicable Law, including the applicable provisions of ERISA and the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable IRS determination or opinion letter to that effect and, to the Company’s Knowledge, there are no circumstances that could reasonably be expected to result in the revocation of any such determination or opinion letter. There are no pending or, to the Knowledge of the Company, threatened audits, investigations, claims or proceedings against any Employee Plan (other than routine claims for benefits), the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Plan with respect to the operation thereof.
(e)    Except as would not be reasonably expected to result in a material liability to the Company, (i) all required contributions (including all employer contributions and employee salary reduction contributions) have been made in accordance with the terms of the applicable Employee Plan and applicable Law to any fund or trust established thereunder, and (ii) the Company and each of its Subsidiaries has complied with the terms of the Employee Plans, Collective Bargaining Agreement (if applicable) and applicable Law regarding the enrollment of participants and the payment of any social contributions, premiums and benefit payments in connection with such Employee Plans, Collective Bargaining Agreements or applicable Law.

(f)    With respect to each Employee Plan, other than an Employee Plan that is subject to or governed by the laws of any non-U.S. jurisdiction (an “International Employee Plan”), (i) all amounts required to be reserved under each Employee Plan have been so reserved in accordance with GAAP and (ii) each International Employee Plan required to be registered with a governmental authority has been registered, and has been maintained in good standing with the appropriate governmental authorities.
(g)    Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance, and has been operated in material compliance, with Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999 of the Code.
(h)    The execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former director, officer, employee or service provider of the Company or any of its Subsidiaries to severance pay or any other payment or benefits that would not otherwise have been payable; (ii) result in any payment or benefits becoming due, accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such current or former director, officer, employee or service provider; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Employee Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Employee Plan; or (iv) result in any payment to any “disqualified individual” (within the meaning of Section 280G of the Code) that could reasonably be expected, individually or in combination with any other such payment, to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(i)    Notwithstanding any other provision of this Agreement, other than with respect to Material Contracts addressed by Section 3.12, this Section 3.18 and Section 3.19 contain the sole and exclusive representations and warranties of the Company relating to employee benefits, employment and employment practices and labor matters of any kind.
3.19    Labor Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement or arrangement or understanding with any labor union, works council or other employee-representative body (each a “Collective Bargaining Agreement”), and none is being negotiated by the Company or any of its Subsidiaries. No labor union, labor organization, trade union or works council, or group of employees of the Company or its Subsidiaries represents employees of the Company or any of its

Subsidiaries and, to the Knowledge of the Company, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage against or involving the Company or any of its Subsidiaries.
(b)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and has been since the Applicable Date, in compliance with applicable Laws and Orders with respect to labor, employment and employment practices (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee leave issues, workers’ compensation, employee health and safety, collective bargaining, mass layoffs and plant closings, equal opportunity and affirmative action (including with respect to Executive Order 11246)). Since the Applicable Date, none of Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law.
(c)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries has withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, independent contractors and outsourced workers, and is not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).
(d)    Each individual who is currently providing services to the Company or any of its Subsidiaries through a third party service provider, or who previously provided services to the Company or any of its Subsidiaries through a third party service provider, is not or was not at the time such individual provided such services an employee of the Company or any of its Subsidiaries, as applicable. Neither the Company nor any of its Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.

(e)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, no employee of the Company or any of its Subsidiaries is in any respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to the Knowledge of the Company, to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets.
(f)    None of the Company or its Subsidiaries is party to a settlement agreement with a current or former director, officer, employee or independent contractor that involves allegations relating to sexual harassment by a director, officer, employee or independent contractor of the Company or any of its Subsidiaries. To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment have been made against a director, officer, employee or independent contractor (in their capacity as such) of the Company or any of its Subsidiaries.
3.20    Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms of all permits, licenses, certificates, authorizations, consents and approvals from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”) and no suspension, cancellation, or termination of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that as would not have a Company Material Adverse Effect.
3.21    Compliance with Laws.
(a)    Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or any of their respective properties, assets, businesses or operations.
(b)    To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any violation or potential violation by the Company or any of its Subsidiaries of any applicable Law or Order that is material to the Company and its Subsidiaries and that remains outstanding or unresolved as of the date of this Agreement. As of the date of this Agreement, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.
(c)    The Company, its Subsidiaries, their respective directors and employees (including officers) and, to the Knowledge of the Company, agents and other Persons acting for or on behalf of the Company or its Subsidiaries are in compliance with and, for the past five (5) years, have complied with the FCPA and the Other Anti-Bribery Laws. Neither the Company nor any of

its Subsidiaries is involved in any Proceeding relating to, or since the Applicable Date has received a written request for information or written communication from any Governmental Authority alleging its non-compliance with the FCPA or any of the Other Anti-Bribery Laws. Neither the Company nor any of its Subsidiaries is currently investigating, has caused or permitted any other Person to investigate, or has investigated or caused or permitted to be investigated any actual, alleged or apparent violation of the FCPA or any of the Other Anti-Bribery Laws by the Company, its Subsidiaries, their respective directors and employees (including officers) and, to the Knowledge of the Company, agents and other Persons acting for or on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws and have maintained such policies and procedures in full force and effect.
(d)    Except as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are in compliance and, for the past five (5) years, have been in compliance with the Export and Sanctions Regulations. For the past five (5) years, neither the Company nor any of its Subsidiaries has engaged in, and are not now engaging in, directly or indirectly, any dealings or transactions in any country or territory that (or with any Person who) is or was the subject of sanctions at the time of the dealing or transaction.
(e)    Neither the Company nor any of its Subsidiaries (i) is involved in any Legal Proceeding relating to any Export and Sanctions Regulations, or (ii) except as disclosed in Section 3.21(e) of the Company Disclosure Letter, in the past five (5) years has received a written request for information from any Governmental Authority regarding any Export and Sanctions Regulations.
(f)    (i) Neither the Company nor any of its Subsidiaries nor (ii) any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any representatives or other such Persons authorized to act for or on behalf of the Company or any of its Subsidiaries, is, or is owned, 50% or more, directly or indirectly, by, controlled by, or otherwise acting on behalf of, one or more Persons that are (1) the subject of any sanctions or (2) located, organized, or resident in a country or territory that is the subject of sanctions, except, in the case of clause (ii), as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.
3.22    Environmental Matters.
(a)    The Company and each of its Subsidiaries are now and since the Applicable Date have been in compliance with all applicable Environmental Laws, and possess and are now and have at all times since the Applicable Date been in compliance with all applicable Environmental

Permits necessary to operate the business as presently operated, except for such noncompliance or lack of Environmental Permits that would not have a Company Material Adverse Effect.
(b)    Neither the Company nor any of its Subsidiaries has Released any Hazardous Materials in violation of Environmental Law that would reasonably be expected to require investigative, corrective or remedial action at any property currently or formerly owned or operated by the Company or any of its Subsidiaries, except for such Release of any Hazardous Materials that would not have a Company Material Adverse Effect.
(c)    Neither the Company nor any of its Subsidiaries has received from a Governmental Authority any written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location, except with respect to any such notification concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise with no ongoing material corrective action liability or obligation on the part of the Company or any of its Subsidiaries.
(d)    Except as would not have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.
(e)    Notwithstanding any other provision of this Agreement, this Section 3.22, Section 3.5, Section 3.10 and Section 3.11(a) contain the sole and exclusive representations and warranties of the Company relating to environmental matters of any kind, including matters arising under Environmental Laws or otherwise relating to Hazardous Materials.
3.23    Litigation. Section 3.23 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Legal Proceeding involving the Company or any of its Subsidiaries (or any of their respective properties or assets) that is pending (whether or not initiated by the Company or any of its Subsidiaries) or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries (or any of their respective properties or assets), in each case, where damages (including if settled) payable by or to the Company or any of its Subsidiaries (including if adversely determined against the Company or any of its Subsidiaries (or any of their respective properties or assets), any present or former director, officer or employee of the Company or any of its Subsidiaries) are reasonably expected to exceed $250,000 in the aggregate. As of the date hereof, neither the Company nor any of its Subsidiaries (or any of their respective properties or assets) is subject to any outstanding Order that is material to the Company and its Subsidiaries, taken as a whole.
3.24    Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets,

including policies of life, property, fire, workers’ compensation and employer liability, products liability, directors’ and officers’ liability, business interruption, errors and omissions, cyber security, and other casualty and liability insurance (including any reinsurance policies and self-insurance programs and arrangements) (collectively, the “Insurance Policies”), that is in a form and amount (with reputable insurance carriers) that is customarily carried by persons conducting business, or subject to risks, similar to that of the Company and adequate for coverage of all normal risks incident to the operation of its business. Section 3.24 of the Company Disclosure Letter sets forth a true, correct and complete list of all Insurance Policies. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all such Insurance Policies are in full force and effect, no notice of cancellation has been received, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and, to the extent applicable, all premiums due with respect thereto have been paid. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.
3.25    Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, Contracts, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.26    Brokers. Except for Morgan Stanley & Co. LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisors, investment banking, brokerage, finder’s or other fee, expense, reimbursement, commission or liability in connection with the Transactions. The Company has delivered to Parent complete and correct copies of all agreements under which any fee or commission is payable and all indemnification and other agreements related to the engagement of the persons to whom any such fee is payable.
3.27    Opinion of Financial Advisor. The Company Board has received an opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications, assumptions, limitations and other matters set forth therein, the consideration to be received by the holders of shares of Company Common Stock (other than holders of Cancelled Company Shares and Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.28    State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are accurate, the Company Board has taken all necessary actions so that Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the Transactions. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions.
3.29    Exclusivity of Representations. Except for the representations and warranties of the Company expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and Parent and Merger Sub have not relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the Transactions, including as to the accuracy or completeness of any such information, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the Transactions, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be and has not been relied upon by Parent, Merger Sub or any of their respective Affiliates or the Representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and then only to the extent any such materials or information is expressly the subject of any express representation or warranty set forth in this Article III. Guarantor, Parent and Merger Sub disclaim reliance upon any such estimates, projections, predictions, data, financial information, memoranda, presentations, information, materials, representations or warranties, except for the express representations and warranties set forth in this Article III.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Except (i) as disclosed in the letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1    Organization; Good Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Merger Sub of the Transactions or the performance by Parent or Merger Sub of their respective covenants and obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Merger Sub of the Transactions or the performance by Parent or Merger Sub of their respective covenants and obligations hereunder. Neither Parent nor Merger Sub is in violation of their respective certificate of incorporation or bylaws.
4.2    Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Transactions, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the sole record stockholder of Merger Sub, which approval shall be delivered immediately after the execution and delivery of this Agreement pursuant to Section 6.15. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.
4.3    Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of either of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination (or the loss of any benefit) or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties, assets, businesses or operations are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Merger Sub of the Transactions.
4.4    Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Transactions except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Antitrust Jurisdictions, (d) filing with CFIUS related to obtaining CFIUS Clearance, and (e) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Merger Sub of the Transactions.
4.5    Litigation. As of the date hereof, there are no Legal Proceedings pending (whether or not initiated by Parent, Merger Sub or any of their respective Subsidiaries) or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties or assets that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Merger Sub of the Transactions. Neither Parent nor Merger Sub (or any of their respective properties or assets) is subject to, as of the date hereof, any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Merger Sub of the Transactions.
4.6    Ownership of Company Capital Stock. Neither Parent nor Merger Sub nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 203 of the DGCL) is, or at any time during the three (3) years prior to the date hereof has been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). As of the date hereof and at all times prior to the time that is immediately prior to the Effective Time, neither Parent nor any of its Subsidiaries (including Merger Sub) is or will be the beneficial owner of any shares of Company Common Stock.

4.7    No Stockholder and Management Arrangements. Except (i) for the Voting Agreements, (ii) Employment Agreements and (iii) as expressly authorized by the Company, neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement or the Transactions, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.
4.8    Brokers. Except for Goldman Sachs Paris Inc. et Cie and its Affiliates, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
4.9    Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.
4.10    Adjusted Awards; Freely Tradeable Shares. All Guarantor Ordinary Shares issued pursuant to the Adjusted Awards will, when issued in compliance with the terms of the applicable equity plan documentation and award agreement, (i) be duly authorized and validly issued as fully paid and non-assessable securities in the capital of Guarantor and free of any encumbrances or preemptive rights and (ii) be freely tradeable without restriction.
4.11    CFIUS. Since January 1, 2009, Guarantor, Parent or Merger Sub have collectively filed voluntary notices with respect to covered transactions with the Committee, all of which resulted in CFIUS concluding action under the DPA with a determination that there were no unresolved national security concerns with respect to the transaction. None of Guarantor, Parent or Merger Sub, nor, to the knowledge of Guarantor, Parent or Merger Sub, any executive officer or member of the board of directors of Guarantor, Parent or Merger Sub, nor any individual shareholder with over 5% ownership of Guarantor has been the subject of U.S. sanctions Laws and regulations administered by OFAC, including, OFAC’s Specially Designated Nationals List, and economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United Nations Security Council.
4.12    Sufficiency of Funds; Debt Financing.

(a)    Parent and Merger Sub will have, as of immediately prior to the Closing, available cash resources in an aggregate amount that is sufficient to enable Parent and Merger Sub to (i) consummate the Transactions upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable in respect of each share of Company Common Stock in the Merger pursuant to this Agreement, (iii) pay all amounts payable in respect of Company Options, Company PSUs, Company RSAs, Company RSUs and the Credit Agreement Payoff Amount under this Agreement and (iv) pay the fees and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation in connection with this Agreement and the Facilities Agreement.
(b)    Parent has delivered to the Company’s legal advisors a complete and accurate copy of the executed Facilities Agreement (it being understood that such Facilities Agreement has been redacted to remove all economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing thereunder), dated on or about the date hereof, among Guarantor, as borrower, Crédit Agricole Corporate and Investment Bank, as agent, and the arrangers and lenders party thereto (the “Facilities Agreement”), pursuant to which the lenders thereto (such lenders, together with any other Person that has committed to provide all or any part of any Debt Financing or that is acting as an arranger, bookrunner, manager, underwriter, initial purchaser, placement agent, administrative agent or a similar representative in respect of all or any part of any Debt Financing, the “Debt Financing Sources”) have committed, subject to the terms and conditions set forth therein, to provide the amounts set forth therein for the purposes set forth therein (the “Debt Financing”).
(c)    Except as set forth in Section 4.12(c) of the Parent Disclosure Letter, none of the Parent, Merger Sub or any of their respective Affiliates has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.
4.13    Exclusivity of Representations. Except for the representations and warranties of Parent and Merger Sub expressly set forth in this Article IV, (a) neither Parent, Merger Sub nor any of their respective Subsidiaries (or any other Person) makes, or has made, and the Company has not relied on, any representation or warranty (whether express or implied) relating to Parent, Merger Sub, their Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the Transactions, including as to the accuracy or completeness of any such information and (b) no Person has been authorized by Parent, Merger Sub or any of their Subsidiaries to make any representation or warranty relating to Parent, Merger Sub, their Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the Transactions, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be and has not been relied upon by the Company or any of its Affiliates or the Representatives of any of the foregoing as having been authorized by Guarantor, Parent, Merger Sub or any of their Subsidiaries (or any other Person).
4.14    Non-Reliance. Parent and Merger Sub have each conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation. Accordingly, Parent and Merger Sub hereby acknowledge and agree that (x) except as set forth in Article III and any certificate required to be delivered by the Company pursuant to the terms of this Agreement, none of the Company, its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), (y) except for the representations and warranties of the Company expressly set forth in Article III, none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the Transactions, including as to the accuracy or completeness of any such information, and none of Parent, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Company expressly set forth in Article III, and (z) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty has not been and may not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person).
ARTICLE V

COVENANTS OF THE COMPANY
5.1    Interim Conduct of Business.
(a)    Except (i) as expressly contemplated, permitted or restricted by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective

Time, each of the Company and each of its Subsidiaries shall conduct its business in all material respects in the ordinary course of business and use its reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, maintain and preserve the current relationships and goodwill of the Company and each of its Subsidiaries with customers, consultants, licensors, licensees, creditors, lessors, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations, maintain in effect all of its Permits and preserve substantially intact its business organization.
(b)    Except (i)  as expressly contemplated or required by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):
(i)    amend its certificate of incorporation or bylaws or comparable Organizational Documents other than to include a forum selection bylaw;
(ii)    issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof, (B) the issuance of shares of Company Common Stock upon the vesting or settlement of Company PSUs or Company RSUs outstanding as of the date hereof, (C) the issuance of shares of Company Common Stock pursuant to the Company ESPP in accordance with its terms in effect as of the date hereof, and subject to Section 1.6(h), and (D) purchase rights issued under the Company ESPP in accordance with its terms in effect as of the date hereof, and subject to Section 1.6(h);
(iii)    directly or indirectly repurchase or redeem any Company Securities or Subsidiary Securities, except (A) upon forfeiture or repurchases of Company Securities pursuant to the terms and conditions of Company Equity Awards outstanding as of the date hereof and (B) in connection with Tax withholdings and exercise price settlements, as applicable, upon the exercise, vesting or settlement, as applicable, of Company Equity Awards outstanding as of the date hereof;
(iv)    (A) split, combine, subdivide or reclassify any shares of capital stock or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for dividends or other distributions made by any wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;
(v)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);
(vi)    (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof and (2) loans or advances between the Company and any of its Subsidiaries, or between any of the Company’s Subsidiaries; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $5,000 in the aggregate, except with respect to obligations of any Subsidiary of the Company; or (C) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon in excess of $500,000 in the aggregate, in each case, other than Permitted Liens;
(vii)    except as may be required by applicable Law or the terms of any Collective Bargaining Agreement or Employee Plan, (A) enter into, establish, adopt, amend, modify or terminate any Employee Plan (including any plan, agreement, program, policy or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement) other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs, (B) grant any equity or equity-based awards, (C) increase the compensation or benefits payable or provided to any current or former director, officer, employee or other service provider of the Company and its Subsidiaries other than increases in the ordinary course of business for those employees with an annual base salary and annual target cash bonus not in excess of $250,000, (D) grant or provide any change in control, severance, termination retention or similar payments or benefits to any current or former director, officer, employee or service provider of the Company and its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (E) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, officer, employee or service provider of the Company and its Subsidiaries, (F) hire, engage, or make an offer to hire or engage, any officer, employee or individual independent contractor whose annual base pay or fee, annual target cash bonus and cash sign-on bonus (if any) exceeds $250,000 in the aggregate, (G) terminate the employment of any current officer or employee whose annual base pay or fee and annual target cash bonus exceeds $250,000 other than for cause (as reasonably determined by the Company or its Subsidiary), or (H) amend or modify any performance criteria, metrics or targets under any Employee Plan such that, as compared to those criteria, metrics or targets under any Employee Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;
(viii)    become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body;
(ix)    settle any pending or threatened Legal Proceeding for an amount in excess of $500,000, individually or $1,000,000 in the aggregate, provided that such settlement does not include any obligation (other than the payment of money) to be performed by, or material restrictions imposed against, the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole;
(x)    except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;
(xi)    (A) make, change or revoke any material Tax election or material Tax accounting method or period, (B) settle or compromise any material Tax liability or surrender any right to claim a material refund of Taxes (in each case except to the extent the consequences thereof are adequately reserved in accordance with GAAP in the Company SEC Reports) or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;
(xii)     (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person (other than the Company or any of its Subsidiaries) or any equity interest therein, (B) other than in the ordinary course of business, dispose of any properties or assets (including, terminating, allowing to expire or failing to exercise a renewal right with respect to any Lease) of the Company or its Subsidiaries (other than to the Company or any of its Subsidiaries), or (C) make any loans or advances to any other Person (other than the Company or any of its Subsidiaries), except for travel or business expense advances in the ordinary course of business to employees of the Company or any of its Subsidiaries or members of the Company Board;

(xiii)    sell, transfer, license, cancel, abandon, allow to lapse or otherwise dispose of any Owned Intellectual Property Rights or Personal Information (except as required by Privacy Obligations or Privacy Laws), or otherwise take any action or fail to take any action which action or failure to act has resulted or would reasonably be expected to result in the loss or reduction in value of any material Owned Intellectual Property Rights, except for non-exclusive licenses solely to access SaaS services or to software in object code form granted to (1) customers of the Company or any of its Subsidiaries in accordance in all material respects with the Company’s and its Subsidiaries’ form terms of service, end user agreements and support and maintenance agreements that have been identified and disclosed to Guarantor or Parent, or (2) incidentally to suppliers and vendors solely to provide services or products to the Company or its Subsidiaries, in each case as entered into in the ordinary course of business;
(xiv)    take or omit to take any action that would, or would purport to, bind, or grant or transfer any right, title or interest of the Parent or its Affiliates, in Intellectual Property Rights, or take any other action within the scope of Section 3.15(o) (Company and its Subsidiaries acknowledge that they have no authority to undertake any such action);
(xv)    enter into, terminate or materially amend, modify, supplement or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims under any Material Contract or Lease that would have been required to be disclosed pursuant to Section 3.12 or Section 3.13 (or any Contract that would be a Material Contract or Lease if it were in effect as of the date of this Agreement), other than in the ordinary course of business;
(xvi)    authorize, make or enter into any Contract for, or incur, any capital expenditure or any obligations or liabilities in respect thereof (including the capitalization of research and development costs and software development costs) in excess of $18,000,000 in the aggregate in the second quarter 2019, $14,700,000 in the third quarter of 2019 and $15,000,000 in the fourth quarter of 2019; provided, that such capital expenditure, obligation or liability is set forth in the 2019 capital expenditure budget set forth on Section 5.1(b)(xvi) of the Company Disclosure Letter;
(xvii)    amend or modify the engagement letter of the Company’s financial advisor in a manner than increases the fee or commission payable by the Company or any of its Subsidiaries;
(xviii)    reinvest the proceeds of any of its investments in marketable securities (including, any investments in high quality commercial paper, corporate bonds and U.S. government debt obligations) that are sold or mature between the date of this

Agreement and the Effective Time, except for reinvestments into open-ended mutual funds that invest in short-term debt securities or money deposited in a bank or financial institute of international reputation, in each case, with maturities of no more than three (3) months; or
(xix)    enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).
(c)    Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.
5.2    No Solicitation.
(a)    Subject to Section 5.2(b), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and shall cause its Subsidiaries, its and any of their respective directors, officers or other employees or controlled affiliates, and shall instruct, and use reasonable best efforts to cause, any investment banker, attorney or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, terminate access to any physical or electronic dataroom relating to the Company for any such Acquisition Proposal and request the prompt return or destruction of any confidential information provided to any third party in connection with an Acquisition Proposal. Subject to Section 5.2(b), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not, and shall cause its Subsidiaries, its and any of their respective directors, officers or other employees or controlled affiliates, and shall instruct, and use reasonable best efforts to cause, any investment banker, attorney or other authorized agent or representative retained by any of them not to, and not to publicly announce any intention to, directly or indirectly, (i) solicit, initiate or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any Representatives or designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in each such case, in connection with an Acquisition Proposal or any inquiries or the making of any proposal, offer or request that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or any inquiry, discussion, or negotiation that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) enter into any Alternative Acquisition Agreement, (v) approve, agree to, accept, endorse or recommended any Acquisition Proposal or Acquisition Transaction or (vi) approve any transaction, or any person becoming an “interested stockholder”, under Section 203 of the DGCL. The Company acknowledges and agrees that any action that if taken by the Company would be a material breach of this Section 5.2 is taken by a Representative of the Company, such action shall be deemed to constitute a breach of this Section 5.2 by the Company.
(b)    Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to obtaining the Requisite Stockholder Approval, if any Person makes a bona fide written Acquisition Proposal to the Company or any of its Subsidiaries that was not solicited in violation of Section 5.2(a) and that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or could reasonably be expected to lead to a Superior Proposal, the Company Board may, directly or indirectly through the Company’s Representatives, (i) participate or engage in discussions or negotiations with such Person and/or (ii) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement; provided that contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent and to the extent permitted by applicable Law or Order; provided, however, that in the case of any action taken pursuant to the preceding clauses (i) or (ii), (A) the Company Board and/or any authorized committee thereof determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, and (B) the Company gives Parent written notice of the identity of such Person and a copy of such Acquisition Proposal and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person.
(c)    Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to obtaining the Requisite Stockholder Approval, the Company agrees to enforce, and neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Merger Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board and/or any authorized committee thereof determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties.
(d)    In addition to the obligations of the Company set forth in Section 5.2(a), the Company shall promptly (but, in any event, within twenty-four (24) hours) notify Parent if it or any director, officer or other Representative of the Company receives (i) any inquiries, proposals or offers with respect to, or which could reasonably be expected to lead to, an Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or request for discussions or negotiations in connection with, or which would reasonably be expected to lead to, any Acquisition Proposal, which notice shall set forth the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall thereafter (1) keep Parent reasonably informed, on a prompt basis of the status and material terms and conditions of any such Acquisition Proposals, requests or inquiries (including any amendments, modifications or supplements thereto, within twenty-four (24) hours following receipt thereof) and the status of any such discussions or negotiations and (2) provide Parent (or its outside legal counsel) with unredacted copies of all writings or media containing any terms or conditions of any proposals or proposed transaction agreements relating to any Acquisition Proposal as promptly as practicable (and in any event, within twenty-four (24) hours following the receipt or delivery thereof). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof that prohibits the Company from providing to Parent such material terms and conditions and other information.
ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS
6.1    Company Stockholder Approval.
(a)    Proxy Statement and Other SEC Filings.
(i)    Promptly following the date of this Agreement (and in any event, no later than fifteen (15) Business Days after the date of this Agreement), the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 6.1(c), the Company must include the Company Board Recommendation in the Proxy Statement.
(ii)    If the Company determines that it is required to file or furnish any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ Stock Market. The Company may not file, furnish or deliver the Proxy Statement, any Other Required Company Filing or any other documents and communications related to the Company Stockholders Meeting with the SEC and/or the Company’s Stockholders without providing Parent and its counsel a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith for inclusion therein. The Company agrees that all information relating to Parent, its Affiliates and their respective Representatives included in the Proxy Statement, any Other Required Company Filing or any other documents and communications related to the Company Stockholders Meeting shall be in form and content satisfactory to Parent, acting reasonably. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company assumes no responsibility for any information supplied by Guarantor, Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed or furnished with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iii)    If Guarantor, Parent, Merger Sub or any of their respective Affiliates is/are required to file or furnish any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Guarantor, Parent and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Guarantor, Parent and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Other Required Parent Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Guarantor, Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without providing the Company and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by Guarantor, Parent, Merger Sub or their respective Affiliates in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing will knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent or Merger Sub assume no responsibility for any information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Guarantor, Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed or furnished with the SEC, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)    Each of the Company, on the one hand, and Guarantor, Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Guarantor, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Guarantor, Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party (with the assistance of the other parties) and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.
(v)    The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without providing the other, to the extent practicable, a reasonable opportunity to review and comment on such written communication, which comments shall be considered by the filing party in good faith. Except in connection with a Company Board Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company without the prior approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.
(vi)    The Company, on the one hand, and Guarantor, Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of (A) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, (B) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith. Each of the Company, Guarantor and Parent shall use its reasonable best efforts to promptly provide responses to the SEC upon the receipt of any request or comment set forth in clauses (A), (B) and (C) of the preceding sentence from the SEC or its staff.
(vii)    Subject to applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement) (the “SEC Clearance Date”).
(b)    Stockholder Meeting.
(i)    The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law (the “Company Stockholder Meeting”); provided that, without the prior written consent of Parent and subject to the exceptions set forth in the last sentence of this Section 6.1(b)(i), (x) the Company Stockholder Meeting shall not be scheduled for any day later than thirty-five (35) calendar days after the SEC Clearance Date and (y) the Company may not adjourn or postpone the Company Stockholder Meeting. Once established, the Company shall not change the record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the

Company Stockholder Meeting if (A) there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (B) the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment is required by an order or a request from the SEC or its staff, (C) the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment is required by applicable Law to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith (after consultation with outside legal counsel) is reasonably likely to be required under applicable Law and to give the Company Stockholders sufficient time to evaluate such supplemental or amended disclosure or (D) Parent consents to such postponement or adjournment; provided, however that in no event shall the Company Stockholder Meeting be postponed or adjourned (1) with respect to Section 6.1(b)(i)(A), by more than twenty (20) days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled, without the prior written consent of Parent or (2) with respect to Section 6.1(b)(i)(B) and Section 6.1(b)(i)(C), by more than ten (10) days, or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with applicable Law.
(ii)    The Company shall, at the instruction of Parent, postpone or adjourn the Company Stockholders Meeting if there are not sufficient votes in person or by proxy to secure the Requisite Stockholder Approval to allow reasonable time for the solicitation of proxies for the purpose of obtaining the Requisite Stockholder Approval (which instruction Parent may only issue once, except that Parent may issue an additional instruction after any material change in the terms of the Transaction).
(iii)    The Company shall solicit from Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting. Unless this Agreement is earlier terminated pursuant to Article VII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it.
(c)    Company Board Recommendation.

(i)    Subject to the provisions of this Section 6.1(c), (A) the Company Board shall (x) recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (“Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation, (2) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, an Acquisition Proposal or proposal reasonably expected to lead to an Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, or enter into, any Alternative Acquisition Agreement, (3) following the date any Acquisition Proposal or any material modification thereto is first made public or sent or given to stockholders of the Company, fail to issue a press release publicly reaffirming the Company Board Recommendation and recommending rejection of such Acquisition Proposal within ten (10) Business Days (or, if earlier, prior to the Company Stockholders Meeting) following Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal, except that Parent may make an additional request after any material change in the terms of such Acquisition Proposal), (4) fail to include the Company Board Recommendation in the Proxy Statement, or (5) agree, authorize or commit to do any of the foregoing (each of clauses (1) through (5), a “Company Board Recommendation Change”); provided, however, that any communication contemplated by Section 6.1(c)(iv) shall not be deemed to be a Company Board Recommendation Change provided that any such communication shall include an affirmative statement to the effect that the Company Board Recommendation is affirmed or remains unchanged.
(ii)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a breach of Section 5.2(a), effect a Company Board Recommendation Change if the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties and only if all of the following conditions are satisfied:
(A)    (i) the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties; (ii) the Company shall have first delivered notice to Parent at least four (4) Business Days in advance to the effect that the Company Board is prepared to effect a Company Board Recommendation Change, which notice shall attach in full the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal (a “Superior Proposal Notice”) (it being agreed that the Superior Proposal Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iii) if requested by Parent, the Company and its Representatives shall negotiate in good faith with Parent’s Representatives regarding any bona fide proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of such Superior Proposal Notice and ending at 5:00 p.m. Eastern Time on the fourth (4th) Business Day following the day of such delivery so that the Acquisition Proposal that is the subject of the foregoing notice is no longer a Superior Proposal (it being understood and agreed that with respect to any material amendment to any Acquisition Proposal that is the subject of a previously delivered Superior Proposal Notice, the Company shall have given Parent another notice based on such Acquisition Proposal, as so amended (a “Proposal Amendment Notice”), and if requested by Parent, the Company and its Representatives shall discuss and negotiate with Parent’s Representatives any bona fide proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of such Proposal Amendment Notice and ending at 5:00 p.m. Eastern Time on the third (3rd) Business Day following the day of such delivery); and
(B)    the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments and modifications made in writing by Guarantor and Parent that would be binding on Guarantor and Parent if executed by the Company, and after consultation with the Company’s financial advisors and legal advisors, that the Superior Proposal giving rise to such Superior Proposal Notice (or Proposal Amendment Notice) continues to be a Superior Proposal.
(iii)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board may, in response to an Intervening Event, effect a Company Board Recommendation Change only if all of the following conditions are satisfied:
(A)    (i) the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to make a Company Board Recommendation Change in light of such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties; (ii) the Company shall have first delivered a notice to Parent at least four (4) Business Days in advance to the effect that the Company Board is prepared to effect a Company Board Recommendation Change, which notice shall include a description of such Intervening Event in reasonable detail (an “Intervening Event Notice”) (it being agreed that the Intervening Event Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); and (iii) if requested by Parent, the Company and its Representatives shall discuss and negotiate in good faith with Parent’s Representatives regarding any bona fide proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of such Intervening Event Notice and ending at 5:00 p.m. Eastern Time on the fourth (4th) Business Day following the day of such delivery so that the Intervening Event that is the subject of the foregoing notice is no longer an Intervening Event (it being understood and agreed that in the event of any material change in any event, occurrence or facts relating to such Intervening Event, the Company shall provide a new notice (an “Amended Intervening Event Notice”), and if requested by Parent, the Company and its Representatives shall discuss and negotiate with Parent’s Representatives any bona fide proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of the Amended Intervening Event Notice and ending at 5:00 p.m. Eastern Time on the third (3rd) Business Day following the day of such delivery); and
(B)    the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments and modifications made in writing by Guarantor and Parent that would be binding on Guarantor and Parent if executed by the Company, and after consultation with the Company’s financial advisors and legal advisors, that the failure to make a Company Board Recommendation Change in light of such Intervening Event would still reasonably be expected to be inconsistent with its fiduciary duties.
(iv)    Nothing in this Agreement shall prohibit the Company Board and/or any authorized committee thereof from (a) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (b) making any disclosure to the Company Stockholders that the Company Board and/or any authorized committee thereof determines in good faith (after the consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties; provided that, in either such case, any such statement(s) or disclosures made by the Company Board and/or any authorized committee thereof will be subject to the terms and conditions of this Agreement, including the provisions of Article

VII; provided, further, that in no event shall the Company or the Company Board take, agree or resolve to take any action prohibited by Section 6.1(c)(i), subject to the introductory proviso thereto.
6.2    Efforts to Close.
(a)    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including the limitations contained in Sections 6.3 and 6.4, each of Guarantor, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to cause its respective Representatives to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled as promptly as practicable after the date of this Agreement; (ii) obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from any Governmental Authorities and make all necessary registrations, declarations and filings with any Governmental Authorities that are necessary to consummate the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts or Leases to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Contracts or Leases following the consummation of the Transactions.
(b)    Forbearance. In addition to the foregoing, neither Guarantor, Parent or Merger Sub, on the one hand, nor (subject to the Company’s rights under Section 6.3) the Company, on the other hand, shall acquire or undertake to acquire any business, branch of activity or the control of any entity, if such acquisition would reasonably be expected to materially prevent, impair or delay beyond the Termination Date the obtaining of, the consent, approval, order or authorization of any Governmental Authority under an applicable Antitrust Laws in any of the Relevant Antitrust Jurisdictions.
(c)    No Consent Fee. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract required as a result of the signing of this Agreement or the consummation of the Transactions unless Parent or its Affiliates agree to compensate any such Person on the Company’s behalf or to promptly reimburse the

Company for any payments made or liabilities to such Person, in each case, in connection with obtaining such consent.
6.3    Regulatory Approvals.
(a)    Each of Guarantor, Parent, Merger Sub and the Company (and their respective Affiliates, if applicable) shall with respect to the Transactions (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required in the Relevant Antitrust Jurisdictions as soon as practicable after the date of this Agreement but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement. Guarantor, Parent and the Company shall each request early termination of the waiting period provided for in the HSR Act. Each of Guarantor, Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws or Orders with respect to any such filing, (ii) supply outside counsel for the other Party with any information that may be required in order to make such filings, (iii) supply any additional information that may be required or requested by the FTC, the DOJ or any other Governmental Authorities, including of any other applicable jurisdiction in which any such filing is made, under any other applicable Laws, and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other applicable Antitrust Laws in the Relevant Antitrust Jurisdictions as promptly as practicable, to obtain any required consents under any other Laws applicable to the Merger as promptly as practicable, and to avoid any impediment to the consummation of the Merger under any applicable Laws or Orders.
(b)    Each of Guarantor, Parent, Merger Sub and the Company (and their respective Affiliates, if applicable) shall use its reasonable best efforts to obtain CFIUS Clearance as promptly as practicable, including, considering in good faith any request by CFIUS that Guarantor, Parent or Merger Sub enter into any form of mitigation agreement; provided, however that Guarantor and Parent and their respective Affiliates shall not be required to accept any condition, restriction or other action required by CFIUS that reasonably in good faith could be considered by the Guarantor as burdening or negatively affecting Guarantor’s or its Affiliates’ ability to retain or operate Guarantor’s, the Company’s or their respective Affiliates’ businesses, operations, product lines or assets from and after the Closing. Each of Guarantor, Parent and the Company shall promptly furnish to the other copies of any notices or communications received by it or any of its Affiliates from CFIUS or any of its constituent agencies with respect to the Transactions, unless otherwise prohibited by any Governmental Authority or Law, and each of Guarantor, Parent and the Company shall permit the other’s counsel to have an opportunity to review in advance, and Guarantor or such Party shall consider in good faith the views of such other Party’s counsel in connection with, any proposed communications by such Party or its Affiliates to CFIUS concerning the Transactions (except for personal identifier information or other confidential information concerning Guarantor, Parent or its Affiliates provided to CFIUS). Should any Party wish to have any material communication with CFIUS, then it should provide prompt notice to the other Party and a description of the envisaged communication beforehand. In furtherance and not in limitation of the foregoing, as promptly as practicable after the execution of this Agreement, Guarantor, Parent and the Company shall prepare, prefile and then, as soon as reasonably practicable thereafter, file with CFIUS a joint voluntary notice pursuant to DPA with respect to the Transactions. Guarantor, Parent and the Company shall use its reasonable best efforts to provide CFIUS with any additional or supplemental information requested by CFIUS during their respective reviews as promptly as practicable, and in all cases within the amount of time allowed by CFIUS, as applicable. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that CFIUS notifies Guarantor, Parent and the Company that CFIUS (i) has completed its review or investigation and determined that it has unresolved national security concerns and (ii) intends to send a report to the President of the United States requesting the President’s decision because it either (A) recommends that the President act to suspend or prohibit the Merger, (B) is unable to reach a decision on whether to recommend that the President suspend or prohibit the Merger or (C) requests that the President make a determination with respect to the Merger (a “CFIUS Turndown”), Parent may request a withdrawal of the notice filed with CFIUS in connection with the CFIUS Clearance and neither Guarantor, Parent, Merger Sub nor the Company shall have any further obligation to seek CFIUS Clearance.
(c)    Each of Guarantor, Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any material communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any proceedings initiated by a private party. If any Party or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other applicable Laws with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, Guarantor and the Parties agree to (i) give each other reasonable advanced notice of all meetings with any Governmental Authority relating to the Transactions, (ii) give each other an opportunity to participate in each of such meetings if permitted by the relevant Governmental Authority, (iii) keep the other Party reasonably apprised with respect to any material oral communications with any Governmental Authority regarding the Transactions, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide outside legal counsel for the other Party with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other Party with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Transactions, (vi) provide each other (or outside counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Transactions, and (vii) cooperate and provide each other (or outside counsel of each Party, as appropriate) with a reasonable opportunity to participate in, and consider in good faith the views of the other Party with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Sections 2.2(a)(ii) and 2.2(a)(iii). Any such disclosures, rights to participate or provisions of information by one Party to the other Party may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information. The Parties and Guarantor shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3 in a manner so as to preserve the applicable privilege.
(d)    The Parties shall jointly develop, consult and cooperate with one another regarding, the strategy for obtaining any necessary approval of, or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses), any Governmental Authority in connection with this Agreement and the transactions contemplated hereby, including determining the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to this Section 6.3; provided, however, if the Parties cannot agree on a jointly developed strategy or appropriate course of action or content of any submission, notwithstanding their respective good faith attempts to do so, Guarantor shall have the right to make the final determination with respect to such matter; provided, further, and without limiting the foregoing, that Guarantor will consult with the Company and consider in good faith the views of the Company in advance of making any final decisions with respect to such matter.

(e)    With respect to obtaining the Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and notwithstanding anything in this Agreement to the contrary, the “reasonable best efforts” of Parent and Guarantor shall include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries of the Company, operations, divisions, businesses, product lines, Contracts, customers or assets of the Company or any of its Subsidiaries, (ii) taking or committing to take such other actions that may limit or impact Guarantor’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Guarantor’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) operations, divisions, businesses, products lines, Contracts, customers or assets, (iii) entering into any Orders, settlements, undertakings, Contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any Order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Authority, and (iv) creating, terminating or divesting relationships, Contractual rights or obligations of the Company, Guarantor or their respective Subsidiaries, in each of the foregoing clauses (i) – (iv), in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act, any other Antitrust Law or from any Governmental Authority, so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, no later than the Termination Date (the actions and limitations described in clauses (i) – (iv), the “Regulatory Actions”). For the avoidance of doubt, the Company shall not, unless requested to do so by Guarantor, commit to or effect any action contemplated in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Agreement, none of Guarantor, Parent, Merger Sub or the other Subsidiaries of Guarantor shall be required to, and none of the Company and its Subsidiaries shall, without the prior written consent of Guarantor, (A) take or commit to take such other actions that would result in the disclosure of, or the grant of any license or any other right in, the Source Code Materials of any Software (including any Software embedding any of the Source Code Materials) of Guarantor, the Company and/or their respect respective Affiliates, (B) take or commit to take such other actions that would result in the sale, divestiture, disposition, license or other disposition of the divisions, businesses, product lines, Contracts, customers or assets of the Guarantor or any of its Subsidiaries (excluding the Company’s or any of its Subsidiaries’) or (C) take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 6.3 that (i) is not conditioned on the consummation of the Merger or (ii) that would result in, or would be reasonably likely to result in, individually or in the aggregate, a material adverse effect on (x) the Guarantor and its Subsidiaries, taken as a whole, (y) the Company and its Subsidiaries, taken as a whole, or (z) the Guarantor and its Subsidiaries, taken as a whole, together with the Company and its Subsidiaries, taken as a whole (collectively, the “Combined Company”); provided, however, that (I) for purposes of each of the foregoing clauses (x) and (z), the Guarantor and its Subsidiaries, taken as a whole, and the Combined Company, respectively, shall be deemed to be of the size, scope and scale, and with the business, assets, liabilities, financial condition and results of operations, of the Company and its Subsidiaries, taken as a whole and (II) in determining whether any Regulatory Action, individually or in the aggregate with all other Regulatory Actions, would or would reasonably be expected to result in such a material adverse effect under each of the foregoing clauses (x), (y) or (z), any adverse impact on the synergies reasonably expected to be realized from the Merger shall (without duplication) be taken into account (any of the foregoing, clauses (A), (B) and (C), a “Burdensome Condition”).
(f)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, if any administrative or judicial action or proceeding by a Governmental Authority of competent jurisdiction is instituted challenging the Transactions, each of Guarantor, Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to (i) oppose fully and vigorously, including by defending through litigation, any such action or proceeding, (ii) pursue vigorously all available avenues of administrative and judicial appeal and (iii) seek to have vacated, lifted, reversed or overturned any Order that is in effect that prohibits, prevents or restricts consummation of the Transactions; provided that none of Guarantor, Parent or a Subsidiary of Guarantor shall be required to, and the Company and its Subsidiaries shall not, without the prior written consent of Guarantor, take any action under this Section 6.3(f) that would result in, or would be reasonably likely to result in, individually or in the aggregate, a Burdensome Condition. To assist Guarantor in complying with its obligations set forth in this Section 6.3, the Company shall, and shall cause its Subsidiaries to, provide to Guarantor such cooperation as may be reasonably requested by Guarantor.
6.4    Financing.
(a)    No Amendments to Facilities Agreement. Subject to the terms and conditions of this Agreement, each of Guarantor, Parent and Merger Sub will not permit, without the prior written consent of the Company (which consent shall not be unreasonably, withheld, conditioned or delayed), any amendment or modification (including an amendment or modification effected by way of a side letter) (it being agreed that any Alternate Debt Financing shall not be deemed to be an amendment, modification or waiver) to be made to, or any waiver of any provision or remedy pursuant to, the Facilities Agreement if such amendment, modification or waiver would, or could reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing to an amount that, together with Guarantor’s, Parent’s and Merger Sub’s cash on hand, would be less than an amount reasonably required to consummate the transactions contemplated by this Agreement, (ii) adversely impact the ability of any of Guarantor, Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Facilities Agreement, (iii) impose new or additional conditions to the Debt Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would, or could reasonably be expected to, prevent, impede or materially delay the consummation of the Debt Financing when required pursuant to the terms hereof or (iv) prevent, impede or materially delay the consummation of the Debt Financing when required pursuant to the terms hereof. In addition to the foregoing, Guarantor shall not release or consent to the termination of the Facilities Agreement or release any individual lender under the Facilities Agreement, except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Facilities Agreement, or (y) replacements of the Facilities Agreement, or all or any portion of the Debt Financing thereunder, with alternative financing commitments pursuant to Section 6.4(b).
(b)    Debt Financing and Alternate Debt Financing. Guarantor shall use (or cause Parent or Merger Sub to use) its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as reasonably practicable on the terms and conditions set forth in the Facilities Agreement, which shall consist of, without limitation, (i) maintaining in full force and effect the Facilities Agreement in accordance with the terms and subject to the conditions thereof (except as otherwise permitted hereunder), (ii) complying with its obligations under the Facilities Agreement, (iii) satisfying on a timely basis (or obtaining a waiver to) all conditions to funding and covenants that are applicable to Guarantor, Parent and Merger Sub in the Facilities Agreement, (iv) enforcing its rights pursuant to the Facilities Agreement, and (v) if all conditions in the Facilities Agreement are satisfied (other than those conditions that by their nature are to be satisfied on Closing) and the conditions in Section 2.2(a) and Section 2.2(b) of this Agreement have been satisfied, consummating the Debt Financing at or prior to the Closing. Guarantor, Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Facilities Agreement as and when they become due. In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Facilities Agreement, and such portion is reasonably required to consummate the Transactions, then Guarantor shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms, conditions and costs not materially less favorable in the aggregate to Guarantor, Parent, Merger Sub and the Surviving Corporation (in the reasonable judgment of Guarantor) than those set forth in the Facilities Agreement (provided that such terms, conditions and costs would not have any of the effects specified in Section 6.4(a)) and in an amount at least equal to the Debt Financing or such unavailable and required portion thereof, as the case may be (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters or facilities agreements with respect to such Alternate Debt Financing (the “New Debt Facilities Agreement”), which New Debt Facilities Agreement will replace the existing Facilities Agreement in whole or in part. Guarantor shall promptly provide the Company with a copy of any New Debt Facilities Agreement; provided that any New Debt Facilities Agreement may be redacted to remove all economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing. Furthermore, Guarantor, Parent and Merger Sub may, in its discretion, substitute any portion of the Debt Financing under the Facilities Agreement with alternative financing, whether from the same or alternative financing sources, so long as (i) the aggregate amount of the Debt Financing (including such alternative financing) would be in an amount that, together with Guarantor’s, Parent’s and Merger Sub’s cash on hand, would not be less than an amount reasonably required to consummate the transactions contemplated by this Agreement, (ii) such alternative financing would not, and could not reasonably be expected to, impose new or additional conditions to the Debt Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in a manner that would, or could reasonably be expected to, prevent, impede or materially delay the consummation of the Debt Financing when required pursuant to the terms hereof or (iii) such substitution would not, and could not reasonably be expected to, prevent, impede or materially delay the consummation of the Debt Financing when required pursuant to the terms hereof (it being agreed that such alternative financing shall constitute Alternate Debt Financing for all purposes hereof, and the definitive agreements providing for such alternate financing shall constitute New Debt Facilities Agreements for all purposes hereof). In the event that any New Debt Facilities Agreements are obtained, (A) any reference in this Agreement to the “Facilities Agreement” will be deemed to include the Facilities Agreement to the extent not superseded by one or more New Debt Facilities Agreements at the time in question and any New Debt Facilities Agreements to the extent then in effect, and (B) any reference in this Agreement to the “Debt Financing” means the Debt Financing contemplated by the Facilities Agreement as modified pursuant to the foregoing and any Alternate Debt Financing.
(c)    Information. Upon written request by the Company, Guarantor shall provide the Company with copies of all executed amendments, modifications or replacements of the Facilities Agreement in redacted form removing all economic terms that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing (it being understood that any amendments, modifications or replacements shall only be as permitted herein). Without limiting the generality of the foregoing, Guarantor shall promptly notify the Company (A) of any breach, default, termination or cancellation by any party to the Facilities Agreement, of which Guarantor becomes aware; (B) of the receipt by Guarantor of any written notice or communication from any Debt Financing Source with respect to (1) any breach, default, termination or cancellation of the Facilities Agreement or (2) material dispute or disagreement between or among any parties to the Facilities Agreement; (C) if any Debt Financing Source notifies Guarantor that such source no longer intends to provide financing to Guarantor on the terms, in the manner or from the sources contemplated by the Facilities Agreement; and (D) if for any reason Guarantor no longer believes that it will be able to obtain all of the Debt Financing contemplated by the Facilities Agreement on the terms, in the manner or from the sources contemplated by the Facilities Agreement. Guarantor shall provide any information reasonably requested by the

Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical after the date that the Company delivers a written request therefor to Guarantor.
(d)    No Financing Condition. Guarantor, Parent and Merger Sub acknowledges and agrees that obtaining the Debt Financing is not a condition to the Closing. In the event that the Debt Financing has not been obtained, Guarantor, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 2.2, to consummate the Merger.
(e)    Company Support.
(i)    Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Guarantor and the Debt Financing Sources, at Guarantor’s sole expense, with all customary cooperation reasonably requested by Guarantor to assist it in causing the conditions in the Facilities Agreement to be satisfied or as is otherwise reasonably requested by Guarantor in connection with the Debt Financing, including:
(A)    delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required by the Facilities Agreement to be paid, discharged or terminated;
(B)    promptly, and no later than three (3) Business Days prior to Closing, furnishing Guarantor and the Debt Financing Sources with all documentation and other information related solely to the Company and its Subsidiaries required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations; provided, that the request for such information has been made at least ten (10) Business Days prior to Closing; and
(C)    providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing customary representations to the Debt Financing Sources under the Facilities Agreement, including with respect to the presence or absence of material non-public information and the accuracy of the written information contained in the disclosure and marketing materials related to the Debt Financing.
(ii)    Notwithstanding the provisions of Section 6.4(e)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it is not otherwise indemnifiable or reimbursable by or on behalf of Guarantor or Parent, (B) enter into any definitive agreement which is not contingent upon the Closing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)), (C) give any indemnities that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction of any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. Notwithstanding any other provision of this Agreement, nothing in this Agreement will require (A) any officer or Representative of the Company or any of its Subsidiaries to (x) execute or deliver any definitive agreement, certificate or opinion in connection with the Debt Financing, or (y) take any other action pursuant to Section 6.4(e)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of the date hereof to approve the Debt Financing or any alternative financing or Contracts related thereto. Notwithstanding any other provision of this Agreement, (A) any breach by the Company of its obligations under this Section 6.4(e) shall not constitute a breach of this Agreement or a breach for purposes of Article VII or a breach of the condition precedent set forth in Section 2.2(b)(i) hereof, and (B) any information furnished by the Company under this Section 6.4(e) shall not be deemed to be disclosed for purposes of determining whether the Company has failed to satisfy any of the conditions set forth in Section 2.2(a) and Section 2.2(b) at the Effective Time or to expand, or otherwise modify or effect, any representations, warranties or covenants of the Company in this Agreement; provided that clauses (A) and (B) in this sentence shall not apply in the event of any Willful Breach by the Company of this Section 6.4(e).
(f)    Confidentiality. All non-public or other confidential information provided by the Company or its Affiliates or any of their respective Representatives pursuant to this Agreement will be kept confidential to the extent and in accordance with the terms of the Confidentiality Agreement, except that Guarantor and its Affiliates will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other customary confidentiality undertakings. Parent shall be responsible for all breaches of the provisions of the Confidentiality Agreement by any Person provided non-public or confidential information by Parent or Merger Sub pursuant to the preceding sentence.
(g)    Company Reimbursement and Indemnification.
(i)    Upon request by the Company, Guarantor or Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse (or cause to be reimbursed) the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by the Company and/or any of its Subsidiaries or their respective Representatives in connection with providing the support and cooperation contemplated by Section 6.4(e).
(ii)    Guarantor shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees and other Representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the Debt Financing, including providing the support and cooperation contemplated by Section 6.4(e) and any information utilized in connection therewith; provided, that, the Parent shall not be obligated to provide such indemnity to the extent arising from information furnished in writing by or on behalf of the Company or any of its Subsidiaries or with respect to any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties or amounts arising from or related to any breach of any representation made by the Company hereunder or in the case of fraud.
(h)    Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(i)    No Exclusive Arrangements. Except as set forth in Section 6.4(i) of the Parent Disclosure Letter, in no event will Guarantor, Parent, Merger Sub or any of their respective Affiliates enter into or enforce any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing for the Merger or any other transaction involving the Company or any of its Subsidiaries from providing or seeking to provide debt or equity financing to any Person in connection with the Merger or any other transaction relating to the Company or any of its Subsidiaries.
6.5    Public Statements and Disclosure. Neither the Company, on the one hand, nor Guarantor, Parent and Merger Sub, on the other hand, shall issue or cause the publication of any public release or otherwise make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable national securities exchange (including Euronext Paris), national securities or interdealer quotation system or regulatory or Governmental Authority to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable good faith efforts to allow the other Party or Parties, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing Party); provided, however, that the restrictions set forth in this Section 6.5 shall not apply to any release or announcement (a) substantially similar in tone and substance with previous public releases or announcements jointly made by the Company and Guarantor or (b) made or proposed to be made by (i) the Company pursuant to Section 6.1(c)(i) or with respect to a Company Board Recommendation Change or (ii) Parent in connection with a response to the issuance by the Company of any release, announcement, statement, disclosure or communication of the type referred to in clause (i). Parent and the Company agree that the press release announcing the execution of this Agreement shall be a joint release of Parent and the Company.
6.6    Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the Transactions, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise minimize the effect of such Law on this Agreement and the Transactions.
6.7    Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall (a) afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, Contracts, and personnel (including employees and agents) of the Company and its Subsidiaries and (promptly following the execution of a consent in form and substance reasonably acceptable to such auditors or independent accountants) accounts and work papers of the Company’s and its Subsidiaries’ independent accountants and auditors and (b) furnish to Parent all other information and documents concerning or regarding its businesses, properties and assets (including Intellectual Property Rights but excluding Trade Secrets) and personnel as may be reasonably requested by Parent; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that the Company determines (upon the advice of outside legal counsel) that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws, (iii) access to such documents or information would result in the waiver any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iv) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract or otherwise; and provided further, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.7 shall affect or be deemed to affect, modify or waive any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to allow for such access or disclosure or to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.7 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the terms and conditions of any applicable Lease and the Company’s reasonable security measures and insurance requirements and shall not include the right to perform Phase 1 or Phase 2 environmental assessments or other invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7. Nothing in this Section 6.7 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.
6.8    Section 16(b) Exemption. The Company shall, prior to the Effective Time, take all actions reasonably necessary to cause the Transactions and any other dispositions of equity securities of the Company (including deemed dispositions or cancellations and of any derivative securities) in connection with the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.9    Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a)    Existing Agreements and Protections. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company under, and with respect to acts and omissions occurring at or prior to the Effective Time, any and all (i) indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time, in each case, when acting in such capacity (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws and any comparable Organizational Document of the Company or any of its Subsidiaries, in each of the foregoing clauses (i) and (ii), as in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and any other similar Organizational Documents) of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable (in the aggregate) to the Indemnified Persons with respect to matters occurring at or prior to the Effective Time as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (and any other similar Organizational Documents) of the Company as of the date hereof, and during such six-year period, such provisions shall not, be repealed, amended or otherwise modified in any manner except as set forth in Section 6.9(e) or required by applicable Law.
(b)    Indemnification. Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises out of or pertains to (i) any action or omission or alleged action or omission at or prior to the Effective Time in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries (regardless of whether asserted or claimed prior to, at or after the Effective Time), or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all reasonable, documented out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event any Legal Proceeding is brought against any Indemnified Person and in which indemnification could be sought by such Indemnified Person under this Section 6.9, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time and the Surviving Corporation shall not be liable to any Indemnified Person for any legal expenses of other counsel or any other expenses incurred by such Indemnified Persons in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which give rise to conflicts of interest between the Surviving Corporation and the Indemnified Persons, each Indemnified Person shall be entitled to retain his or her own counsel and the Surviving Corporation shall pay (or cause to be paid) all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received; provided that the Surviving Corporation shall be obligated pursuant to this clause (i) to pay for only one counsel for all Indemnified Persons in any jurisdiction unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest, in which case, the fewest number of counsels necessary to avoid conflicts of interest will be used, (ii) the Indemnified Persons will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not (A) be liable for any settlement or compromise effected without their prior written consent and (B) have any obligation hereunder to any Indemnified Person, if and when a court of competent jurisdiction shall ultimately determine, and such determination shall become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding anything to the contrary set forth in this Section 6.9(b) or elsewhere in this Agreement, neither Parent, the Surviving Corporation nor any of their respective Affiliates (including Guarantor) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Legal Proceeding for which indemnification may be sought by an Indemnified Person under this Section 6.9 unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry or such Indemnified Person otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed).
(c)    Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall (following reasonable consultation with Parent) purchase a six-year “tail” directors’ and officers’ liability insurance (the “D&O Insurance”) for each person covered by the Company’s current directors’ and officers’ liability policy in respect of acts or omissions occurring at or prior to the Effective Time, on terms with respect to the coverage and amounts that are equivalent (in the aggregate) to those of the Company’s current directors’ and officers’ liability insurance; provided, however that in satisfying its obligations under this Section 6.9(c), Parent and the Surviving Corporation shall not be obligated to pay in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its most recent policy year (which premiums the Company represents and warrants to be set forth in Section 6.9(c) of the Company Disclosure Letter). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect.
(d)    Successors and Assigns. If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.
(e)    No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 6.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons under this Section 6.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Organizational Documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).
(f)    Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims under such policies.
6.10    Treatment of Certain Existing Indebtedness. Prior to the Closing Date, the Company shall, as reasonably requested by Parent, (i) deliver or cause to be delivered notices of the payoff, discharge and termination of any outstanding indebtedness or obligations of the Company under that certain Credit Agreement, dated December 21, 2017, between the Company and HSBC Bank USA, National Association, as administrative agent, and the other agents, lenders and arrangers party thereto (the “Credit Agreement”) and obligations or agreements that are secured pursuant thereto (including interest rate swaps) (the “Credit Agreement Payoff Amount”), (ii) take all other actions required to facilitate the repayment of the Credit Agreement Payoff Amount with respect to the termination of the commitments under the Credit Agreement and the release of any encumbrances and termination of all guarantees granted under the Credit Agreement and (iii) obtain customary payoff letters or other similar evidence with respect to the Credit Agreement at least five (5) Business Days prior to Closing (but shall be subject to customary conditions). Parent shall (A) irrevocably pay off or cause to be paid off at or prior to the Effective Time the Credit Agreement Payoff Amount and (B) use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligation under this Section 6.10.
6.11    Employee Matters.
(a)    401(k) Plan. Parent may request the Company to terminate its 401(k) Plan (the “Company 401(k) Plan”), effective immediately prior to the Effective Time, provided that any such request must be in writing and must be received by the Company at least ten (10) Business Days before the Closing Date. If such written request is timely made, the Company Board and/or the Company shall adopt such resolutions and take such other actions as may be necessary in order to effectuate the termination of the Company 401(k) Plan. Subject to applicable Law, if the Company 401(k) Plan is terminated, Parent shall cause a new or existing 401(k) plan of Parent or any of its subsidiaries (including the Surviving Corporation) (such plan or plans, the “Parent 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan; provided, however, that the Parent 401(k) Plan will not be required to accept rollovers of Roth contributions that were made to a Company 401(k) Plan pursuant to Section 402A of the Code.
(b)    Existing Agreements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans in accordance with their terms; provided, however, that nothing in this sentence shall prohibit the

Surviving Corporation or its Subsidiaries from amending or terminating, or from causing the Surviving Corporation or its Subsidiaries to amend or terminate, any such Employee Plans in accordance with their terms or if otherwise required by applicable Law.
(c)    Compensation and Benefits Continuation. For a period of at least one (1) year following the Effective Time (the “Continuation Period”) (or, if shorter, during the relevant period of employment), Parent shall provide or cause to be provided (i) to each Continuing Employee an annual base salary or wage rate that is no less than the annual base salary or wage rate provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) to the Continuing Employees generally, the target annual cash incentive opportunities, defined contribution, health and welfare, and severance benefits in each case as set forth in Section 6.11(c) of the Company Disclosure Letter.
(d)    Service Credit; Etc. For purposes of participation of those Continuing Employees employed in the United States (“US Continuing Employees”) in a benefit plan of Parent or its Affiliates in the United States (including the Surviving Corporation) (each such plan, a “Parent Benefit Plan”), when the Parent permits the participation of US Continuing Employees in such Parent Benefit Plan, Parent shall cause (i) such US Continuing Employee to be credited with all years of service for which such US Continuing Employees was credited before the Closing Date under any analogous Employee Plans (other than (x) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (y) for purposes of the defined benefit pension accrual); (ii) the waiver of any (x) waiting period for such US Continuing Employee in the transition between any existing analogous employee benefit plans and eligibility for participation in the Parent Benefit Plans and (y) pre-existing condition exclusions and insurability and actively at work requirements of such Parent Benefit Plan; (iii) subject to the availability of applicable data, any eligible expenses incurred by such US Continuing Employee and his or her covered dependents under an Employee Plan which is a welfare plan during the portion of the plan year of the Employee Plan ending on the date such US Continuing Employee’s participation in the corresponding Parent Benefit Plan begins to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such US Continuing Employee and his or her covered dependents for such year as if such amounts had been paid in accordance with such Parent Benefit Plan; and (iv) credit the accounts of each US Continuing Employee under any Parent Benefit Plan that is a flexible spending arrangement with any unused balance in the account of such US Continuing Employee under the analogous Employee Plan. In transitioning the participation of any US Continuing Employee to a Parent Benefit Plan from the analogous Employee Plan, Parent shall use commercially reasonable efforts to ensure that there is no gap in coverage for or the provision of benefits to such US Continuing Employee.

(e)    No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment or service for any period of time for, or preclude the ability of Parent, the Surviving Corporation or their Subsidiaries to terminate, any Continuing Employee or other service provider of the Surviving Corporation or any of its Subsidiaries for any reason, (ii) require Parent, the Surviving Corporation or any of their Subsidiaries to continue any particular Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) confer upon any current or former director, officer, employee or natural person service provider of the Company or any of its Subsidiaries or legal representative or beneficiary thereof, or any other Person, any rights or remedies, including any right to compensation or benefits of any nature or kind whatsoever, under this Agreement or any rights or remedies under any Employee Plan that such employee, representative, beneficiary or other Person would not otherwise have under the terms of that Employee Plan. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company, any Subsidiary of the Company or any beneficiary or dependents thereof, or any other person who is not a Party to this Agreement.
6.12    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.
6.13    Notification of Certain Matters.
(a)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give prompt notice to Parent and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Transactions set forth in Section 2.2(b)(i) and Section 2.2(b)(ii) to fail to be satisfied; provided that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Transactions or the remedies available to the Parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.13(a). Except as otherwise provided in any notice pursuant to this Section 6.13(a), the delivery of any such notice shall not be deemed an admission or an acknowledgement that such notice is required and shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
(b)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Transactions (including the Merger) set forth in Section 2.2(c)(i) and Section 2.2(c)(ii) to fail to be satisfied; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Transactions or the remedies available to the Parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.13(b). Except as otherwise provided in any notice pursuant to this Section 6.13(b), the delivery of any such notice shall not be deemed an admission or an acknowledgement that such notice is required and shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
6.14    Certain Litigation. The Company shall promptly advise and notify Parent of any litigation commenced or, to the Knowledge of the Company, threatened, after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions. The Company shall (i) give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, (ii) give Parent the opportunity to participate in the Company’s defense or settlement of any such stockholder litigation, (iii) consider in good faith Parent’s views with respect to such stockholder litigation and (iv) not agree to settle or compromise or offer to settle or compromise any such stockholder litigation without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed).
6.15    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.
6.16    Delisting. Each of the Parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ

Stock Market and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
7.1    Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub), whether before or after receipt of the Requisite Stockholder Approval (except as provided herein), only as follows:
(a)    by mutual written agreement of Parent and the Company; or
(b)    by either Parent or the Company, if the Effective Time shall not have occurred on or before January 11, 2020 (the “Termination Date”); provided, however, that if the conditions to Closing set forth in Section 2.2(a)(ii), Section 2.2(a)(iii), Section 2.2(a)(iv) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in ARTICLE II have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Termination Date may be extended by either Party to a date not beyond April 11, 2020, and such date, as so extended, shall be the “Termination Date” provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or directly resulted in the failure of the Effective Time to have occurred on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement; or
(c)    by either Parent or the Company, if the Requisite Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof; or
(d)    by either Parent or the Company, if any Legal Restraint having the effect set forth in Section 2.2(a)(iii) shall be in effect and shall have permanently restrained, enjoined or otherwise prohibited consummation of the Merger or shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(d) did not breach in any material respect any provision of this Agreement which breach was the principal cause of, or directly resulted in, the issuance of such Legal Restraint; or
(e)    by the Company in the event (i) of a breach of any covenant or agreement on the part of Guarantor, Parent or Merger Sub set forth in this Agreement, (ii) that any of the representations and warranties of Guarantor, Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case of clause (i) and (ii) such that the conditions set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, notwithstanding the foregoing, in the event that such breach by Guarantor, Parent or Merger Sub or such inaccuracies in the representations and warranties of Guarantor, Parent or Merger Sub are curable by Guarantor, Parent or Merger Sub, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Guarantor and Parent of such breach or inaccuracy, as applicable and (B) three (3) Business Days prior to the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by Guarantor, Parent or Merger Sub is cured within such period); provided, further, the Company may not terminate this Agreement pursuant this Section 7.1(e) if it is then in material breach of any covenant contained in this Agreement or if at the time of such termination, any representation or warranty of the Company shall have become inaccurate such that the conditions set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) would not be satisfied as of such time; or
(f)    by the Company at any time prior to the time the Requisite Stockholder Approval is obtained, in the event that (i) the Company shall have received a Superior Proposal; (ii) the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties; (iii) the Company shall have delivered a Superior Proposal Notice (it being agreed that the Superior Proposal Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iv) if requested by Parent, the Company and its Representatives shall discuss and negotiate in good faith with Parent’s Representatives regarding any bona fide proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of such Superior Proposal Notice and ending at 5:00 p.m. Eastern Time on the fourth (4th) Business Day following the day of such delivery so that the Acquisition Proposal that is the subject of the foregoing notice is no longer a Superior Proposal (it being understood and agreed that with respect to any material amendment to any Acquisition Proposal that is the subject of a previously delivered Superior Proposal Notice, the Company shall have given Parent another notice based on such Acquisition Proposal, as so amended (a “Proposal Amendment Notice”), and if requested by Parent, the Company and its Representatives shall discuss and negotiate with Parent’s Representatives any bona fide proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of such Proposal Amendment Notice and ending at 5:00 p.m. Eastern Time on the third (3rd)

Business Day following the day of such delivery); (v) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments and modifications made in writing by Guarantor and Parent that would be binding on Guarantor and Parent if executed by the Company, and after consultation with the Company’s financial advisors and legal advisors, that the Superior Proposal giving rise to such Superior Proposal Notice (or Proposal Amendment Notice) continues to be a Superior Proposal; and (vi) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 7.3(b)(ii); or
(g)    by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(b)(i), Section 2.2(b)(ii) or Section 2.2(b)(iii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable and (B) three (3) Business Days prior to the Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach or inaccuracy by the Company is cured within such period); provided, further, Parent may not terminate this Agreement pursuant to this Section 7.1(g) if it is then in material breach of any covenant contained in this Agreement or if at the time of such termination, any representation or warranty of Parent or Merger Sub shall have become inaccurate such that the conditions set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) would not be satisfied as of such time; or
(h)    by Parent, in the event that the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(h) in respect of a Company Board Recommendation Change shall expire twenty (20) Business Days after the first date upon which the Company makes such Company Board Recommendation Change; or
(i)    by either Parent or the Company, if there shall have been a CFIUS Turndown; provided, however that each Party’s right to terminate this Agreement pursuant to this Section 7.1(i) shall not be available to such Party until thirty (30) days after the occurrence of a CFIUS Turndown; provided, further that the right to terminate this Agreement pursuant to this Section 7.1(i) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or directly resulted in the CFIUS Turndown and such action or failure to act constitutes a material breach of this Agreement.

7.2    Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any Party or Parties, as applicable (or any director, officer, employee, affiliate, agent or other representative of such Party or Parties) to the other Party or Parties, as applicable, except (a) for the terms of Section 6.4(g), Section 6.5, this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (b) subject to Section 7.3(d), nothing herein shall relieve any Party or Parties, as applicable, from any liability or damages (which the Parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions) resulting from fraud or Willful Breach of this Agreement prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at law or in equity (taking into account any Company Termination Fee previously paid by the Company). In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms and remain fully enforceable in accordance with their respective terms.
7.3    Fees and Expenses.
(a)    General. Subject to Section 6.4(g) and except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent shall pay (or caused to be paid) all of the filing fees payable pursuant to the HSR Act and any other Antitrust Laws and filings to obtain CFIUS Clearance, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws, foreign investment, national security or similar Laws in connection with the Transactions.
(b)    Payments.
(i)    The Company shall pay to Parent (or its designee) a fee equal to $207,000,000.00 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days, in the event that: (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(c); (B) following the execution and delivery of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Company Stockholder Meeting (or an adjournment or postponement thereof), a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(c), a Competing Acquisition Transaction referenced in the preceding clause (B) is consummated or a binding definitive agreement for such Competing Acquisition Transaction shall be entered into by the Company within such 12-month period and such Competing Acquisition Transaction shall subsequently be consummated. For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than twenty percent (20%)” shall be deemed to be references to “a majority.”
(ii)    In the event that this Agreement is validly terminated by the Company pursuant to Section 7.1(f), then as a condition to such termination of this Agreement, the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(iii)    In the event that this Agreement is validly terminated by Parent pursuant to Section 7.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.
(c)    Single Payment Only. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(d)    Liquidated Damages. Each of the Company, Parent and Merger Sub acknowledges and agrees that (i) the agreements contained in this Section 7.3 are an integral part of the Transactions, (ii) damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the Company Termination is not a penalty, but the Company Termination Fee constitutes liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, (iii) in the event that Parent shall receive the Company Termination Fee, none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the Transactions or any matters forming the basis of the termination of this Agreement triggering the payment of such Termination Fee, except for claims for any liability or damages to the extent proven, resulting from or arising out of any fraud or any pre-termination

Willful Breach pursuant to Section 7.2 and (iv) without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if Company fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the payment of any amount set forth in this Section 7.3 or any portion thereof, the Company shall pay Parent its out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.
7.4    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended, modified and supplemented by the Parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company without such approval.
7.5    Extension; Waiver. At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Guarantor, Parent and Merger Sub, on the other hand, may, to the extent permitted by Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made by the other Party or Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for their respective benefit contained herein. No extension of waiver by the Company shall require the approval of the Company Stockholders unless such approval is required by Law. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right, power or privilege under this Agreement or applicable Law shall operate as a waiver of such rights nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege hereunder (except as otherwise specifically set forth herein).
ARTICLE VIII

GENERAL PROVISIONS

8.1    Certain Definitions. All capitalized terms that are used in this Agreement but not defined herein shall have the respective meanings ascribed thereto in Annex A.
8.2    Certain Interpretations.
(a)    Unless otherwise indicated, all references herein to Preamble, Recitals, Articles, Sections, Subsections, Annexes, Exhibits, Company Disclosure Letter or Parent Disclosure Letter, shall be deemed to refer to the Preamble, Recitals, Articles, Sections, Subsections, Annexes, Exhibits, Company Disclosure Letter or Parent Disclosure Letter to this Agreement, as applicable.
(b)    Unless otherwise indicated, when used herein, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(c)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
(d)    When used herein, the word “or” shall be used in the inclusive sense of “and/or.” When used herein, the words “or,” “any” and “either” are not exclusive.
(e)    Unless otherwise indicated, the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(f)    The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.
(g)    The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only, do not constitute part of this Agreement and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof.
(h)    Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(i)    Unless otherwise indicated, all references herein to the ordinary course of business shall mean, with respect to any Person, the conduct by a Person of the relevant business in the ordinary course consistent with past practice.

(j)    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
(k)    Unless the content expressly otherwise requires, for purpose of this Agreement, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(l)    References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section, except that, for purposes of any representations or warranties in this Agreement that are made as of a specific date, references to any such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) will be deemed to refer to such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) in effect as of such date.
(m)    References to any Person or Governmental Authority include any successor to such Person or Governmental Authority, as applicable.
(n)    References in this Agreement to the “United States” or abbreviations thereof shall mean the United States of America and its territories and possessions.
(o)    Except as otherwise specifically provided herein or the context expressly requires otherwise, references to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America and all amounts in this Agreement shall be paid in the currency of the United States of America, and in the event any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than the currency of the United States of America, the United States Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to United States Dollars at the foreign exchange rates published in the Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time such amount, cost, fee or expense is incurred, and in the event the resulting conversion yields a number that extends beyond two (2) decimal points, rounded to the nearest penny.
(p)    Except as otherwise specifically provided herein or the context expressly requires otherwise, references to any Contract, other agreement, document or instrument (excluding this Contract) are to that Contract, other agreement, document or instrument as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached or incorporate thereto.

(q)    References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
(r)    Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.
(s)    When used herein, the word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”
(t)    The Parties agree and acknowledge that they have been represented by counsel during, and have participated jointly in, the negotiation and execution of this Agreement and, therefore, irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(u)    Except as otherwise specifically provided herein, documents or other information or materials will be deemed to have been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties if such documents, information or materials have been (i) posted to an electronic data room maintained by the Company in connection with the Transaction with Merrill Corporation, or (ii) delivered or provided to Parent or its Affiliates or Representatives, in each case at any time prior to the execution and delivery of this Agreement; provided, that, the Company shall deliver electronic copies of the electronic data room as of the date immediately preceding the date of this Agreement to Parent prior to or concurrently with the execution and delivery of this Agreement.
(v)    Except as otherwise specifically provided herein, (i) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York and (ii) when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.
8.3    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that contemplate performance after the Effective Time or that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

8.4    Notices. All notices and other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable internationally recognized overnight courier service, or (iii) immediately upon delivery by hand or by e-mail (so long as a receipt with respect to such e-mail is requested and received in writing), in each case to the intended recipient as set forth below;
(a)    if to Parent or Merger Sub, to:
Dassault Systemes Americas Corp.

175 Wyman Street

Waltham, MA 02451

Attention: DS Americas General Counsel

E-mail: mark.neil@3ds.com; matthew.vittiglio@3ds.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Howard L. Ellin; Jeremy D. London

E-mail: howard.ellin@skadden.com; jeremy.london@skadden.com
(b)    if to Guarantor, to:

Dassault Systèmes
10 rue Marcel Dassault, CS 40501
78946 Vélizy-Villacoublay Cedex, France
Attention: Etienne Lafougère and Legal Department
E-mail: etienne.lafougere@3ds.com; yannick.marion@3ds.com; augustin.bouzoud@3ds.com; List_custom_Legal_Corporate@3ds.com with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Howard L. Ellin; Jeremy D. London

E-mail: howard.ellin@skadden.com; jeremy.london@skadden.com
(c)    if to the Company, to:
Medidata Solutions, Inc.

350 Hudson Street, 9th Floor

New York, NY 10014

Attention: Tarek A. Sherif, Chairman and Chief Executive Officer

E-mail: motner@medidata.com
with a copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP
1301 Avenue of the Americas

New York, NY 10019
Attention: Warren J. Nimetz, Sheldon G. Nussbaum; Paul Jacobs
E-mail: warren.nimetz@nortonrosefulbright.com; sheldon.nussbaum@nortonrosefulbright.com; paul.jacobs@nortonrosefulbright.com provided, however, in the event that the Company seeks the consent of Parent for any of the actions set forth in Section 5.1(b), such notice and other communication shall be delivered by e-mail (such notice or other communication being deemed delivered pursuant to this Section 8.4, so long as a receipt with respect to such e-mail is requested and received in writing) to Etienne Lafougere (etienne.lafougere@3ds.com), with a copy to Augustin Bouzoud (augustin.bouzoud@3ds.com), together with reasonable documentation or other reasonable explanation supporting such request for consent.

8.5    Assignment. Except as may be required to satisfy the obligations contemplated by Section 6.9, no Party may assign either this Agreement or any of its rights or interests or obligations hereunder, in whole or part, by operation of Law or otherwise, without the prior written approval of the other Parties and any attempted or purported assignment or delegation in violation of this Section 8.5 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
8.6    Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Guarantor and the Company have previously executed a Confidentiality Agreement, made as of March 11, 2019 (as the same may have been amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.
8.7    Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Letter, the Annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, representations, warranties and understandings, both written and oral, among the Parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

8.8    No Third Party Beneficiaries. This Agreement is not intended to, and shall not, expressly or impliedly, confer upon any Person (other than the Parties) any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.9, which are intended for the benefit of the Indemnified Persons referred to therein, and may be enforced by any such Indemnified Persons and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the Merger Consideration, as set forth in Article I.
8.9    Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provisions shall not affect the legality, validity or enforceability of the other provisions of this Agreement. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable, (i) the remainder of this Agreement will continue in full force and effect, (ii) the application of such provision to other persons or circumstances shall not be affected by such illegality, invalidity or unenforceability and (iii) the Parties will negotiate reasonably and in good faith agree to replace such illegal, invalid or unenforceable provision of this Agreement with a suitable and equitable provision that will achieve, to the extent possible, the economic, business and other intent and purposes of such illegal, invalid or unenforceable provision.
8.10    Remedies.Generally. Subject to Sections 7.3(b) through (d), and except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(a)    Specific Performance.
(i)    The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached (and, more specifically, that immediate and irreparable harm would likewise occur if any of the Transactions, including the Merger, were not consummated and the Company Stockholders did not receive the aggregate consideration payable to them in accordance with and subject to the terms and conditions set forth in this Agreement), and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and to thereafter cause the Merger and the other Transactions to be consummated.
(ii)    The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party (or Parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party (or Parties) under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (x) by seeking the remedies provided for in this Section 8.10(b), a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10(b) are not available or otherwise are not granted and (y) nothing set forth in this Section 8.10(b) shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.10(b) prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.10(b) or anything set forth in this Section 8.10(b) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.
8.11    Governing Law. This Agreement, and all Legal Proceedings arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the Transactions, shall be deemed to be made in and in all respects shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof (or any other jurisdiction) to the extent that such Laws would direct a matter to another jurisdiction.
8.12    Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to service and any other process in any Legal Proceeding based upon, arising out of or relating to this Agreement, the Transactions, or for recognition and enforcement of any judgment in respect thereof, for and on behalf of itself or any of its properties or assets, in accordance with Section 8.4; provided that nothing in this Section 8.12 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery finds that it lacks subject matter jurisdiction over the Legal Proceeding, the Superior Court of the State of Delaware (Complex Commercial Division), or, if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof (the “Selected Courts”), in connection with any matter based upon, arising out of or relating to this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding based upon, arising out of or relating to this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, shall be brought, tried and determined only in the Selected Courts;; and (e) agrees that it will not bring any Legal Proceeding based upon, arising out of or relating to this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, in any court other than the Selected Courts. Each Party hereto irrevocably and unconditionally waives, and agrees not to asset, by way of motion, as a defense, counterclaim or otherwise, in any Legal Proceeding based upon, arising out of or relating to this this Agreement, the Transactions, or for recognition and enforcement of any judgment in respect thereof, (i) any claim that is it not personally subject to the jurisdiction of the Selected Courts for any reason; (ii) that it or its property is exempt or immune from the jurisdiction of any Selected Court or from any Legal Proceeding commenced in the Selected Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment otherwise); and (iii) to the fullest extent permitted by applicable Law, that (x) the Legal Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Legal Proceeding is improper or (z) this Agreement, or the subject matter hereof of thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each of Guarantor, Parent, Merger Sub and the Company hereby agrees that (i) service of any process, summons, notice or document by notice as provided herein shall constitute sufficient service of process for any Legal Proceeding in connection with this Agreement or the Transactions and the Parties further waive any argument that such service is insufficient and (ii) a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law and subject to such other jurisdiction applicable Law on exequatur and recognition and enforcement of foreign judgments. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocably under the Laws of the State of Delaware and of the United States of America; provided, however that each such Party’s consent to jurisdiction and service contained in this Section 8.12 is solely for the purpose referred to in this Section 8.12 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purposes.
8.13    WAIVER OF JURY TRIAL. EACH OF GUARANTOR, PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE DEBT FINANCING AND THE FACILITIES AGREEMENT) OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF (INCLUDING THE DEBT FINANCING AND THE FACILITIES AGREEMENT).
8.14    Disclosure Letter Matters.
(a)    The information contained in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract, or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.
(b)    The Parties agree that the disclosure of any item set forth in any particular section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the applicable Party that are set forth in the corresponding Section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the applicable Party that are set forth in this Agreement, but, in the case of this clause (ii), only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
8.15    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties, including by email, it being understood that all Parties need not sign the same counterpart, and unless and until such delivery, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of any original signed copy of this Agreement.
8.16    Guaranty.
(a)    Guarantor, in order to induce the Company to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably and as a primary obligation (and not as surety only) guarantees (the “Guarantor Guaranty”) each and every covenant, agreement and other obligation of Parent and Merger Sub, including the due, punctual and full payment and performance of each of Parent’s and Merger Sub’s (including its permitted designees’ and assigns’) obligations hereunder when due, including payment of the Merger Consideration, subject to any and all limitations on any of Parent’s or Merger Sub’s covenants, agreements and other obligations hereunder. If Parent or Merger Sub fails or refuses to pay or perform any such obligations, Guarantor shall promptly pay or perform such obligations after any such failure or refusal, as applicable. The Guarantor Guaranty shall terminate and be of no further force and effect immediately following the Effective Time.
(b)    Guarantor represents and warrants to the Company that (i) Guarantor is a societas Europaea (European company), which is duly organized, validly existing and in good standing under the Laws of France, and has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Transactions, (ii) the execution and delivery by Guarantor of this Agreement, the performance by Guarantor of its covenants and obligations hereunder and the consummation by Guarantor of the Transactions have been duly authorized by all necessary corporate action on the part of Guarantor, (iii) no additional corporate proceedings on the part of Guarantor are necessary to authorize the execution and delivery by Guarantor of this Agreement, (iv) the performance by Guarantor of its covenants and obligations hereunder (including under Section 1.6(i)(ii)) or the consummation by Guarantor of the Transactions have been duly executed, performed and delivered by Guarantor and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Enforceability Limitations, (vi) the execution and delivery by Guarantor of this Agreement, the performance by Guarantor of its covenants and obligations hereunder and the consummation by Guarantor of the Transactions do not and will not (a) violate or conflict with any provision of the Organizational Document of Guarantor, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination (or the loss of any benefit) or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Guarantor is a party or by which Guarantor or any of its properties or assets may be bound, (c) violate or conflict with any Law or Order applicable to Guarantor or by which any of its properties, assets, businesses or operations are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Guarantor, except in the case of each of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, prevent or materially delay the consummation by Guarantor of the Transactions, (vii) no Consent of any Governmental Authority is required on the part of Guarantor or any of their Affiliates in connection with the execution and delivery by Guarantor of this Agreement or the performance by Guarantor of the Transactions, (viii) Guarantor has fully paid, or caused to be fully paid, any and all fees or other amounts that are due and payable on or prior to the date of this Agreement arising under the Facilities Agreement, (ix) as of the date of this Agreement, the Facilities Agreement is in full force and effect and is a legal, valid and binding obligation of Guarantor and, to the knowledge of Guarantor, the other parties thereto, fully and specifically enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations, (x) as of the date of this Agreement, (x) the Facilities Agreement has not been amended or modified (and, to the knowledge of Guarantor, no such amendment or modification is contemplated) and (y) the commitments set forth in the Facilities Agreement have not been withdrawn or rescinded in any respect (and, to the knowledge of Guarantor, no such withdrawal or rescission is contemplated) and (xi) as of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth herein, (x) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Guarantor or, to the knowledge of Guarantor, any other party thereto, under any term or condition of the Facilities Agreement, or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable or delayed, (y) there are no conditions precedent or other contingences related to the funding of the full amount of the Debt Financing other than those set forth in the Facilities Agreement and (z) Guarantor has no reason to believe that any term or condition of or to the Debt Financing set forth in the Facilities Agreement will not be fully satisfied on a timely basis or that the Debt Financing will not be available to Guarantor at the Closing. The Company hereby expressly acknowledges and agrees that Guarantor is a signatory to this Agreement solely for purposes of Section 1.6(e), Section 1.6(f), Section 1.6(g), Section 1.6(i), Section 2.4(b), Section 6.1(a), Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 7.5, Section 8.16 and Section 8.17.
(c)    The provisions of Section 7.5, Section 8.2, Section 8.4, Section 8.5, Section 8.8, Section 8.9, Section 8.10, Section 8.11, Section 8.12, Section 8.13 and Section 8.15 shall be deemed to be applicable to this Section 8.16. For the avoidance of doubt, the Company and Guarantor may provide the other with any notice or other communication required to be sent to the other pursuant to this Agreement by sending such notice to the address for such party set forth in Section 8.4 (and the provisions set forth therein shall govern the giving of such notices).
8.17    Debt Financing. Notwithstanding anything in this Agreement (including, Section 7.4, Section 7.5, Section 8.8, Section 8.11 and Section 8.12) to the contrary:
(a)    the Company, on behalf of itself and its Subsidiaries, hereby agrees that none of the Debt Financing Sources or any of their respective Affiliates will have any liability to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries shall have any right or claim against any Debt Financing Source or any of its Affiliates, in each case, in any way relating to or arising out of this Agreement, the Facilities Agreement or any of the transactions contemplated hereby or thereby (including any Debt Financing) or the performance of any services thereunder, whether at law, in equity, in contract, in tort or otherwise;
(b)    the Company, on behalf of itself and its Subsidiaries, hereby agrees not to bring or support or permit any of its Subsidiaries to bring or support any Legal Proceeding of any kind or description, whether at law, in equity, in contract, in tort or otherwise, against any Debt Financing Source or any of their respective Affiliates in any way arising out of or relating to this Agreement, the Facilities Agreement or any of the transactions contemplated hereby or thereby (including the Debt Financing) or the performance of any services thereunder in any forum other than The Tribunal de Commerce de Paris, and agrees that any such Legal Proceeding shall be exclusively governed by, and construed in accordance with, the laws of France (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), except as otherwise expressly provided in the Facilities Agreement;
(c)    Parent, Merger Sub, Guarantor and the Company hereby agree that the Debt Financing Sources are express third party beneficiaries of, and may enforce, this Section 8.17; and
(d)    Parent, Merger Sub, Guarantor and the Company hereby agree that the provisions in this Section 8.17 and Section 8.13 and the definition of the term “Debt Financing Sources” (and any other definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 8.17, Section 8.13 or the definition of the term “Debt Financing Sources”) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Debt Financing Sources without the prior written consent of the affected Debt Financing Source(s) (and any such amendment, waiver or other modification without such prior written consent shall be null and void).
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.
DASSAULT SYSTÈMES SE
By:     /s/ Pascal Daloz
Name: Pascal Daloz
Title: Executive Vice President, Financial Officer & Corporate Strategy Officer
DASSAULT SYSTÈMES AMERICAS CORP.
By:     /s/ Daniel J. Barnes
Name: Daniel J. Barnes
Title: Chief Financial Officer and Treasurer
3DS ACQUISITION 6 CORP.
By:     /s/ Pascal Daloz
Name: Pascal Daloz
Title: Chief Financial Officer / Treasurer
MEDIDATA SOLUTIONS, INC.
By:     /s/ Tarek A. Sherif
Name: Tarek A. Sherif
Title: Chairman and Chief Executive Officer

ANNEX A

CERTAIN DEFINED TERMS
“Acceptable Confidentiality Agreement” means an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case, containing provisions that require any counterparty thereto (and any of its Representatives described therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided that such confidentiality provisions are, taken as a whole, no less restrictive to such counterparty (and any of its Representatives described therein) than the terms of the Confidentiality Agreement are on Guarantor. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not (x) be required to contain any “standstill” or other similar provisions, (y) provide for an exclusive right to negotiate with the Company, and (z) restrict the Company or its Representatives from complying with their obligations pursuant to Section 5.2.
“Acquisition Proposal” means any offer, proposal, indication of interest, other than an offer, proposal, indication of interest by Guarantor, Parent or Merger Sub, to engage in an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any direct or indirect purchase or other similar transaction by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), including pursuant to a tender offer, exchange offer, share purchase, share exchange or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated revenue, net income, EBITDA or assets (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition) of the Company and its Subsidiaries taken as a whole; (iii) any merger, consolidation, business combination, joint venture, partnership, recapitalization, reorganization, spin-off, extraordinary dividend or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such transaction; or (iv) a liquidation, dissolution or other winding up of the Company.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided, however that notwithstanding anything to the contrary, references to Guarantor’s, Parent’s or Merger Sub’s Affiliates shall expressly exclude any Person that controls Guarantor or which is under the control of any Person controlling Guarantor other than Persons controlled, directly or indirectly, by Guarantor itself.
“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, term sheet, acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, share purchase agreement, asset purchase agreement, share execution agreement, lease agreement or other similar agreement or Contract (other than an Acceptable Confidentiality Agreement) providing for any Acquisition Proposal or requiring the Company (or that would otherwise require the Company) to abandon, terminate or fail to consummate any of the Transactions (including the Merger).
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.
“Applicable Date” means January 1, 2017.
“Business Day” means any day ending at 11:59 p.m., other than (i) a Saturday or Sunday, (ii) any day which is a legal holiday under the Laws of the State of New York, (iii)any day on which banking institutions located in the State of New York, New York City or Paris, France are, or the Secretary of State of the State of Delaware is, authorized or required by Law to close or (iv) any day on which the principal office of the SEC in Washington D.C. is not open to accept filings.
“CFIUS” means the Committee on Foreign Investment in the United States or any successor entity, and any member agency thereof acting in such capacity.
“CFIUS Clearance” means the Parties shall have received (a) a written notice issued by CFIUS stating that CFIUS has concluded that the Transactions are not a “covered transaction” and not subject to review under applicable Law, (b) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Transactions, and has concluded all action under the DPA or (c) either (i) the President of the United States shall have determined not to use his powers pursuant to the DPA to unwind, suspend, condition or prohibit the consummation of the Transactions or (ii) the period allotted for presidential action under the DPA shall have passed without any determination by the President.
“Code” means the Internal Revenue Code of 1986.
“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2019 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarter ended March 31, 2019.
“Company Balance Sheet Date” means March 31, 2019.
“Company Board” means the Board of Directors of the Company.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.
“Company Equity Awards” means, collectively, Company Options, Company PSUs, Company RSAs and Company RSUs.
“Company ESPP” means the Company’s Third Amended and Restated 2014 Employee Stock Purchase Plan.
“Company Intellectual Property Rights” means the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.
“Company IT Systems” means computers, computer systems, workstations, networks, servers, routers, hubs, circuits, switches, data communications lines, hardware, Software, databases, Internet websites, and all other equipment and systems (including any outsourced systems and processes) used to process, store, maintain and operate data and functions used in connection with the business of the Company and its Subsidiaries, including systems to operate and deliver Company Products, and to operate payroll, accounting, billing/receivables, payables, inventory, asset tracking, customer service and human resources functions.
“Company Material Adverse Effect” means any change, effect, event, occurrence, fact, condition or development (each a “Change,” and collectively, “Changes”) that (a), individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger or to perform any of its material obligations under this Agreement without material delay; provided, however, that, in no event shall any of the following Changes (by itself or when aggregated or taken together with any and all other Changes) be taken into account when determining whether there has been, would be or would reasonably be expected to occur a “Company Material Adverse Effect”:
(i)    general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
(ii)    conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii)    conditions (or changes in such conditions) that are generally applicable in the industries in which the Company and its Subsidiaries conduct business and not specifically relating to the Company and its Subsidiaries;
(iv)    political conditions (or changes in such conditions) in the United States or any other country or region in the world (including any prolonged federal government furlough, shutdown or lack of funding), or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;
(v)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, and other force majeure events in the United States or any other country or region;
(vi)    changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);
(vii)    direct consequences resulting from the announcement of this Agreement or the pendency or consummation of the Transactions, including (A) the identity of Guarantor, Parent or any communication by Guarantor or Parent regarding the plans or intentions of Guarantor or

Parent with respect to the conduct of the business of the Company or any of its subsidiaries, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into), or delays or disruptions to, any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s relationships, contractual or otherwise, with any of its customers, suppliers, distributors collaboration partners, lenders or other business partners (it being understood that this clause (vii) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transactions);
(viii)    any action required to be taken by Guarantor or Parent or any of its controlled Affiliates, or any action taken by the Company or any of its Subsidiaries which Guarantor or Parent has requested in writing in accordance with Section 8.4;
(ix)    any action required to be taken by the Company or any of its Subsidiaries (other than the Company’s obligations under Section 5.1(a)) pursuant to this Agreement; or the failure to take any action by the Company or any of its Subsidiaries prohibited by this Agreement as a result of the failure of Parent to consent to such action;
(x)    changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, or (but not, in each case, the underlying cause of such changes or failures, which, for the avoidance of doubt, may be considered in determining whether a Company Material Adverse Effect has occurred unless such changes or failures would not otherwise be excepted from this definition by another exception herein);
(xi)    any legal proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, including legal proceedings arising out of the Merger or in connection with any other Transactions;
(xii)    the availability or cost of debt or other financing to Guarantor, Parent, Merger Sub or the Surviving Corporation; and
(xiii)    the matters set forth on Section 3.11(a) in the Company Disclosure Letter.

except to the extent any such Change described in clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies that operate in the industries in which the Company and its Subsidiaries operate.
“Company Options” means any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.
“Company Owned Software” means Software included in the Owned Intellectual Property Rights.
“Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.
“Company Products” means (i) all software programs, SaaS solutions and other products that are, or have been, developed, licensed and/or distributed by the Company or any of its Subsidiaries, and (ii) all services made available to customers that are, or have been, provided by the Company or any of its Subsidiaries.
“Company PSU” means a performance stock unit (including performance-based restricted stock units) granted pursuant to any Company Stock Plan that vests on the basis of time and the achievement of performance and pursuant to which the holder has a right to receive Shares or cash following the vesting or lapse of restrictions applicable to such performance stock unit.
“Company Registered IP” means all of the Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company RSA” means each outstanding restricted stock award granted under a Company Stock Plan.
“Company RSU” means each outstanding restricted stock unit granted under a Company Stock Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.
“Company Stock Plan” means the Company’s (i) Amended and Restated 2000 Stock Option Plan, (ii) Second Amended and Restated 2009 Long-Term Incentive Plan, and (iii) Amended and Restated 2017 Long-Term Incentive Plan.
“Company Stockholders” means holders of shares of Company Capital Stock, in their respective capacities as such.

“Continuing Employee” means each Employee who continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) on and immediately following the Effective Time.
“Contract” means (whether written or oral) any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, agreement, arrangement, consent, settlement, concession, franchise or other instrument or obligation. With respect to the vendor and customer contracts referenced in Sections 3.12(a)(v) and 3.12(a)(ix), the Contract shall mean (i) the master services agreement (together with all amendments thereto) between the Company and such party and (ii) the principal sales orders made available to Parent.
“Copyright” means any copyright in any work of authorship and any other copyrightable subject matter (including copyrights in Software, databases and Internet website or other content), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.
“Delaware Law” means the DGCL and any other applicable Law (including common law) of the State of Delaware.
“DOJ” means the United States Department of Justice.
“DOL” means the United States Department of Labor.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof, codified at 31 C.F.R. Parts 800 and 801.
“Employee” means each officer or employee who, as of immediately prior to the Effective Time, is employed by the Company or any of its Subsidiaries.
“Environmental Law” means any applicable Law relating to (i) Releases or threatened Releases of Hazardous Materials, (ii) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials, or (iii) protection of worker human health and safety with respect to exposures of Hazardous Materials.
“Environmental Permits” means all Permits required under applicable Environmental Laws.
“Equity Award Conversion Ratio” means the quotient of (i) the Merger Consideration divided by (ii) Guarantor Trading Price.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Export and Sanctions Regulations” means all applicable sanctions and export control Laws in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including, OFAC’s Specially Designated Nationals List, and economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United Nations Security Council, the European Union, or her Majesty’s Treasury of the United Kingdom.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“FTC” means the United States Federal Trade Commission.
“GAAP” means generally accepted accounting principles, as applied in the United States.
“Government Contract” means any prime Contract, subcontract, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, or other commitment or funding vehicle between the Company or any of its Subsidiaries and (a) a Governmental Authority or (b) any prime contractor to a Governmental Authority. A Government Task Order valued at less than $10,000 shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Government Task Order” means any purchase order, delivery order, or task order under a Government Contract.
“Governmental Authority” means any government, governmental or regulatory authority, entity or body, department, commission, board, agency (including, any administrative agency), instrumentality, taxing authority, political subdivision, bureau or official, self-regulatory organization (including NASDAQ) or quasi-governmental or government sponsored enterprise and any court, tribunal, arbitral or judicial body, in each case whether federal, national, state, county, provincial, and whether local, domestic, foreign or supranational.
“Guarantor Material Adverse Effect” means any Change that would or would reasonably be expected to prevent, materially delay or materially impair the ability of Guarantor to consummate the Merger or to perform any of its material obligations under this Agreement without material delay.
“Guarantor Ordinary Shares” means the ordinary shares of Guarantor, par value €0.5 per share.
“Guarantor Trading Price” means the volume weighted average sales prices per share of Guarantor Ordinary Shares for the ten (10) full consecutive trading days ending on and including the Business Day that is three (3) Business Days immediately prior to the Closing Date (as such volume weighted average is reported by Bloomberg or, if not reported by Bloomberg, as reported by another authoritative source) and expressed in U.S. dollars at the dollar-euro conversion rate published by the European Central Bank for each such trading day.
“Hazardous Materials” means any chemical, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive” or a “pollutant” under applicable Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Intellectual Property Rights” means all intellectual property rights existing anywhere in the world, including: (a) Patents; (b) Trademarks; (c) Copyrights; (d) industrial designs, including registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) database rights and rights in data and collections of data; (f) Internet domain names, URLs, rights in e-mail addresses and social media handles, accounts and other identifiers; (g) rights in Software, and (h) Trade Secrets.
“Intervening Event” shall mean any Change that is material to the Company and its Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board as of or prior to the date of this Agreement), which Change, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the Requisite Stockholder Approval and (ii) does not involve or relate to (A) the receipt, existence or terms of an Acquisition Proposal, (B) any changes in the market price or trading volume of Company Common Stock, in and of itself or (C) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself, (it being understood that with respect to each of the foregoing clauses (A) through (C) the Change giving rise or contributing to such change may be taken into account when determining whether an Intervening Event has occurred to the extent not otherwise excluded from this definition).
“IRS” means the United States Internal Revenue Service.

“Knowledge” of the Company, with respect to any matter in question, means the knowledge, after reasonable due inquiry, of the individuals listed on Section A-1 of the Company Disclosure Letter.
“Law” means any federal, state, local, municipal, domestic foreign, supranational, international or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (whether temporary, preliminary or permanent).
“Legal Proceeding” means any action, cause of action, claim, demand, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in Contract, in tort or otherwise.
“Licensed Intellectual Property Rights” means all of the Intellectual Property Rights licensed, otherwise providing a right to use or access, to the Company and its Subsidiaries or otherwise used in the conduct of their business.
“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, easement, encroachment, claim, option, lease, sub-lease, deed of trust, right of first offer, right of first refusal, preemptive right, community property interest, adverse right, prior assignment, ownership right of other Persons, other rights and interests of record or any other restriction of any kind or nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Materially Detrimental Provision” means any Contractual provision that (1) restricts the freedom of the Company or any of its Subsidiaries to (A) carry on the whole or any part of its business in any part of the world, (B) operate or engage in any business or (C) compete with any person, (2) is not on arm’s length terms, (3) involves the Company and/or any of its Subsidiaries being under any obligation to develop, author, create or otherwise cause to be made any new product and/or one or more additional or future functionalities to existing Company Products (other than customer-specific services deliverables that are not part of, and incidental to use of, Company Products in the ordinary course), (4) provides to a third party any representation or warranty that any Company Products have been delivered, modified, installed or configured so that it shall be compatible with any computer Software supplied by any third party other than for such commercially recognized operating and/or data base systems, in their standard form and configurations that are specified for use with such product in the standard documentation provided generally for its users or (5) provides for the grant of “most favored nation” pricing or obligates the Company or any of its controlled Affiliates or, at or after the Effective Time, Parent or any of its controlled Affiliates to conduct business with any third party on a preferential or exclusive basis, in each case, with respect to the Company, any of its controlled Affiliates, Parent or any of its controlled Affiliates, as applicable.
“NASDAQ” means The NASDAQ Global Select Market.
“Open Source Software” means any Software, data, algorithm or other Intellectual Property Right (“Component”) that requires, as a condition of its use, modification and/or distribution, that such Component, or another Component incorporated into, derived from, linked with or distributed with such Component, (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no or minimal charge. For the avoidance of doubt, Open Source Software includes all Software licensed or distributed under any version of the GNU Affero General Public License, GNU General Public License (GPL), Lesser/Library GPL (LGPL) or any other licenses meeting any one or more of the foregoing requirements set forth in clauses (1) through (3).
“Order” means any order, judgment, decision, decree (including any consent decree or similar agreed order or judgment), directive, determination, injunction, ruling, award, settlement, stipulation, writ or verdict, whether civil, criminal or administrative, in each case, that is entered, issued or rendered by any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent).
“Organizational Documents” means with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating, stockholders or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person; (ii) all by-laws of such Person and voting agreements to which such Person is a party relating to the organization or governance of such Person; and (iii) any plan adopted by the board of directors or similar governing body of such Person governing the issuance or terms of any equity interests of such Person.
“Other Anti-Bribery Laws” means other than the FCPA, all anti-bribery, anti-corruption, anti-money-laundering and similar applicable Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any authorized agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries.
“Owned Intellectual Property Rights” means all of the Intellectual Property Rights owned or purported to be owned by the Company and its Subsidiaries or otherwise.

“Parent Material Adverse Effect” means any Change that would or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or to perform any of their respective material obligations under this Agreement without material delay.
“Patents” means (i) patents and patent applications (including for utility and design patents), and statutory invention registrations, including divisionals, re-issues, re-examinations, continuations, continuations-in-part, revisions, supplementary protection certificates, renewals, extensions and substitutes thereof, and (ii) inventions, including the right to file applications and priority rights associated therewith.
“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens imposed by Law or arising in the ordinary course of business that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the Company Balance Sheet in accordance with GAAP; (iii)  Liens imposed by applicable securities Law; (iv) cash deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, in each case, in the ordinary course of business; (v) recorded and unrecorded minor defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way, and other similar restrictions (excluding any such encumbrances with respect to Intellectual Property Rights), zoning, building and other similar applicable codes or restrictions, and matters that would be disclosed by a title report or survey of leased or owned real property , in each case, that do not materially and adversely affect, or materially impair the use and operation of the property subject thereto in the business of the Company and its Subsidiaries as presently conducted thereon; (vi) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-Q for the quarter ended March 31, 2019; (vii) Liens imposed on the underlying fee interest in leased real property and not on the interest of the tenant under a Lease (except as otherwise disclosed hereunder); (viii) with respect to Intellectual Property Rights, non-exclusive licenses granted to (1) customers of the Company or any of its Subsidiaries in material accordance with the Company’s and its Subsidiaries’ form terms of service, end user agreements and support and maintenance agreements, which terms of service, end user agreement and other agreements, have been identified and disclosed to Guarantor or Parent, or (2) incidentally to suppliers and vendors solely to provide services or products to the Company or its Subsidiaries, in each case as entered into in the ordinary course of business; and (ix) Liens described in Section 1 of the Company Disclosure Letter.

“Person” means any natural person, individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.
“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information”, “personal data”, “PII”, “protected health information”, “medical information” or similar terms) provided by applicable Law, or by the Company or its Subsidiaries in any of their privacy policies or privacy notices or contractual obligations to customers and other third parties, any information that identifies or could reasonably be used to identify an individual person as well as any information maintained in association with such information where such information would be considered personal information under applicable Law. Personal Information may relate to any individual, including a current, prospective, or former customer, end-user or employee of any Person, and may include information in any form or media, whether paper, electronic, or otherwise.
“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, transfer (including cross-border) or protection of Personal Information and/or Software, IT systems or networks, including, as applicable, the Federal Trade Commission Act, Payment Card Industry Data Security Standard (PCI-DSS), Health Insurance Portability and Accountability Act (HIPAA), Health Information Technology for Economic and Clinical Health Act (HITECH), Genetic Information Nondiscrimination Act (GINA), California Confidentiality of Medical Information Act, Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, California Online Privacy Protection Act, Massachusetts General Law Chapter 93H and its associated regulations, including 201 CMR 17.00 et seq., EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“GDPR”), California’s Shine the Light Law and similar Laws in other jurisdictions, state Laws concerning privacy policies and any and all applicable Laws requiring notification in connection with loss, theft, misuse or unauthorized access, use, modification or disclosure of Personal Information.
“Privacy Obligations” means the published, posted and internal agreements and policies, and any Contractual obligations to customers and other third parties, in each case, of the Company and any of its Subsidiaries, regarding collection, storage, use, disclosure, transfer or other processing, or the protection, of Personal Information.

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.
“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 (22).
“Relevant Antitrust Jurisdictions” shall mean the United States and the non-U.S. jurisdictions set forth in Section 2.2(a)(ii) of the Company Disclosure Letter.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Software” means any (a) computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) and all documentation (including user manuals and other training documentation) relating to the foregoing.
“Source Code Materials” means, as it pertains to source code of any Software, (i) the software, tools and materials utilized for the operation, development and maintenance of the Software, (ii) documentation describing the names, vendors and version numbers of (A) the development tools used to maintain or develop the Software, and (B) any third-party software or other applications that form part of the Software and are therefore required in order to compile, assemble, translate, bind and load the Software into executable releases, (iii) all programmers’ notes, bug lists and technical information, systems and user manuals and documentation for the Software, including all job control language statements, descriptions of data structures, flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of the Software, and (iv) all test data, test cases and test automation scripts used for the testing and validating the functioning of the Software.
“Subsidiary” of any Person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner or has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof.
“Superior Proposal” means any written Acquisition Proposal for an Acquisition Transaction, which did not result from a breach by the Company of Section 5.2, that the Company Board shall have determined in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), taking into account all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement, (i) to be reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction more favorable to the Company Stockholders (solely in their capacity as such) from a financial point of view than the Transactions (after taking into account any revisions to the terms of this Agreement proposed by Parent pursuant to Section 6.1(c)); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority.”
“Tax” means any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents or attachments thereto or amendments thereof) required to be filed with a Governmental Authority relating to Taxes.
“Trade Secrets” means (i) any information which (A) is not generally known among, or readily accessible to, persons within the circles that normally deal with the kind of information in question and (B) has commercial value because it is secret, and (ii) other confidential and proprietary information, including discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer lists, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued Patents.
“Trademarks” means any registered or unregistered trademarks, trade names, business names, corporate names, brand names, brands, designs, trade dress, logos, slogans, identifying indicia, service marks, certification marks, collective marks, d/b/a’s, symbols, and other indicia of origin, including registrations and applications for registration thereof, and all goodwill associated therewith and symbolized thereby, including all renewals of the same.
“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.